SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PRGX GLOBAL, INC.

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, JUNE 27, 2017

TO THE SHAREHOLDERS OF

PRGX GLOBAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, June 27, 2017, at 9:00 a.m., for the following purposes:

1.	To elect two Class III directors and one Class I director to serve until the Annual Meeting of Shareholders to be held in 2020 and 2018, respectively, or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2017;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”);

4.	To approve the frequency of the Company’s Say-on-Pay Resolution;

5.	To approve the 2017 Equity Incentive Compensation Plan; and

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 20, 2017 will be eligible to vote at the meeting.

If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

By Order of the Board of Directors,

Joseph E. Whitters, Chairman

May 5, 2017

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

JUNE 27, 2017

GENERAL INFORMATION

The Board of Directors of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2017 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, June 27, 2017, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2017 Annual Meeting by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about May 5, 2017. You must complete and return the proxy for your shares of common stock to be voted.

Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.

The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $15,000, plus reasonable out-of-pocket expenses.

Voting Requirements

Only holders of record of the Company’s common stock at the close of business on April 20, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had outstanding a total of 22,087,072 shares of common stock. Each share of common stock is entitled to one vote.

To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors, the Company’s Say-on-Pay proposal, the frequency of the Say-on-Pay proposal, or the proposal to approve the 2017 Equity Incentive Compensation Plan. The ratification of BDO USA, LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution and Proposal 5 regarding the approval of the 2017 Equity Incentive Compensation Plan, approval of each of these proposals requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome. The Company’s Say-on-Pay vote is advisory in nature, and the ultimate outcome of the vote is non-binding on the Company.

With respect to Proposal 4 regarding the frequency of the Company’s Say-on-Pay vote, assuming a quorum, the frequency option that receives the greatest number of votes cast by the Record Holders of the common stock will be deemed to be the option approved by the shareholders regardless of whether such option receives a majority of the votes cast. The vote on the frequency of the Company’s Say-on-Pay vote is advisory in nature and the ultimate outcome of the vote is non-binding on the Company. Abstentions and “broker non-votes” will have no effect on the outcome.

Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 20, 2017, shares owned by current executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 14.96% of the shares of common stock outstanding on that date.

Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 27, 2017

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are also making this proxy statement and our annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.prgx.com/proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company currently has eight directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect two directors to serve as Class III directors and one director to serve as a Class I director. The terms of William F. Kimble and Kevin S. Costello, currently serving as Class III directors, and Matthew A. Drapkin, currently serving as a Class I director, will expire at the annual meeting unless they are re-elected. The term of David A. Cole, currently serving as a Class III director, will also expire at the annual meeting. Mr. Cole will continue to serve as a director and as a member of the Nominating and Corporate Governance Committee and the Compensation Committee through the 2017 Annual Meeting of the Shareholders, but he is not standing for re-election.

The persons named in the proxy intend to vote FOR the election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 27, 2017 to serve as Class III or Class I directors, as the case may be, will each serve a three- or one-year term, respectively, or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

The Board’s Nominees for Class III Directors are:

Nominee	Age	Service as Director
Kevin S. Costello	55	Since March 2017
William F. Kimble(1)	57	Since April 2015

(1)	Member of the Audit Committee.

The Board’s Nominee for Class I Director is:

Nominee	Age	Service as Director
Matthew A. Drapkin(1)	44	Since November 2016

(1)	Member of the Nominating and Corporate Governance Committee.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as director.

Directors Continuing in Office

Continuing Director	Age	Class	Term Expires	Service as Director
Gregory J. Owens(1)(3)	57	Class I	2018	Since March 2015
Joseph E. Whitters(1)(2)	59	Class I	2018	Since January 2013
Mylle H. Mangum(2)(3)	68	Class II	2019	Since January 2013
Ronald E. Stewart	62	Class II	2019	Since November 2012

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Information about Nominees for Election as a Class III Director

Kevin S. Costello has served as Executive Chairman and Chief Executive Officer of Top Tech Holdings, the parent company of HotSchedules, a provider of employee scheduling and labor management solutions to the restaurant industry, since August, 2016. Prior to that, Mr. Costello was President of Ariba, Inc. from 2007 until its acquisition by SAP AG in 2012, and President of Ariba, a SAP Company, from 2012 until 2014. Mr. Costello served as Ariba’s Executive Vice President and Chief Commercial Officer from May 2002 until November 2007. Prior to joining Ariba, from 1992 to 2002, Mr. Costello served in various leadership positions with Andersen Business Consulting, and began his career in the Arthur Andersen Audit Practice in 1984. Mr. Costello currently serves on the board of directors of Vantiv, Inc., a publicly traded provider of credit card processing services, and the following privately-held companies - HotSchedules, FinancialForce.com, Rainmaker Group and Kaufman Hall. Mr. Costello previously served on the board of directors of Rackspace Hosting, Inc. and Cbeyond, Inc. Mr. Costello holds a B.S. in Accounting from the University of Illinois and is a certified public accountant.

Mr. Costello’s extensive leadership experience in software-as-a-service (SaaS) companies and source-to-pay solutions and his experience serving on the boards of numerous public and private companies are beneficial to the Board.

William F. Kimble served as KPMG’s Office Managing Partner of the Atlanta office and Managing Partner – Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement in early 2015. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute (ACI) and Audit Committee Chair Sessions. Mr. Kimble had been with KPMG or its predecessor firm (Peat, Marwick, Main & Co.) since 1986. During his tenure with KPMG, Mr. Kimble held numerous senior leadership positions, including Global Chairman for Industrial Markets. Mr. Kimble also served as KPMG’s Energy Sector Leader for approximately 10 years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble currently serves as a director of DCP Midstream GP, LLC, the general partner to DCP Midstream, LP, a public company which owns, develops and operates a diversified portfolio of midstream energy assets.

Mr. Kimble brings many years of international business experience to the Board, having acquired knowledge of the needs and inner workings of global companies and having developed a multinational business perspective through his work at KPMG. Mr. Kimble also brings to the Board a broad knowledge of the most current and pressing audit issues faced by public companies today.

Information about the Class III Director whose Term will Expire at the 2017 Annual Meeting of Shareholders

David A. Cole is the retired Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and healthcare industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole formerly served as a director of AMB Property Corporation, a global owner and operator of industrial real estate, until its merger with Prologis, Inc. in 2011. Mr. Cole currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University.

Having served as Chairman and CEO of KSA, Mr. Cole brings deep experience in global professional services to the Board of Directors. Through his prior service on the board of directors of several publicly-traded companies, Mr. Cole has significant experience and expertise in the areas of corporate management, leadership, executive compensation and corporate governance.

Information about Nominee for Election as a Class I Director

Matthew A. Drapkin currently serves as the Chief Executive Officer and Portfolio Manager of Northern Right Capital. Prior to joining Northern Right Capital in December 2009, Mr. Drapkin had extensive investment experience including his work as Head of Research, Special Situations, and Private Equity at ENSO Capital, a New York-based hedge fund, and Senior Vice President of Corporate Development at MacAndrews & Forbes. Prior to MacAndrews, Mr. Drapkin was the General Manager of two Conde Nast Internet sites and an investment banker at Goldman, Sachs & Co. Mr. Drapkin currently serves on the board of directors of Intevac, Inc., a publicly traded provider of equipment solutions to the hard disk drive industry and high-sensitivity imaging products and vision systems, primarily for the defense market, and previously served on the board of directors of Xura, Inc. (formerly Comverse, Inc.), Ruby Tuesday, Inc., Alloy Inc., Hot Topic Inc., Glu Mobile, Inc. and Plato Learning, Inc. He has an M.B.A., Finance from Columbia University School of Business, a J.D. from Columbia University School of Law and a B.A. in American History from Princeton University.

Mr. Drapkin brings to the Board extensive financial experience in both public and private companies and has executive experience through the management of a small-cap investment fund. Mr. Drapkin’s background and insights provide our Board with valuable expertise in corporate finance, strategic planning, and capital and credit markets.

Information about the Class I Directors whose Terms will Expire at the 2018 Annual Meeting of Shareholders

Gregory J. Owens is currently serving as the Chairman and Chief Executive Officer of IronPlanet, a leading online marketplace for used heavy equipment. Prior to serving in his current role at IronPlanet, Mr. Owens served as Managing Director of RedZone Capital, a private equity company focused on turning around and growing under-performing companies. Prior to RedZone Capital, Mr. Owens served as Chairman and Chief Executive Officer of Manugistics Group Inc., a publicly traded global enterprise software solutions company. Mr. Owens also previously served as Global Managing Partner Supply Chain Management of Andersen Consulting (now Accenture). Mr. Owens has received numerous awards from the business community including: Maryland Technology CEO of the Year, Washington Titan of Business and Mid-Atlantic Technology Entrepreneur of the Year.

Mr. Owens brings broad business experience to the Board as a result of his having held numerous executive level roles for several companies. Mr. Owens also brings to the Board many years of experience serving on boards of directors, including his previous service as a director of S1 Corporation, a publicly traded software company, and his current and past service on the board of directors of a number of private companies, primarily in the software industry.

Joseph E. Whitters is Chairman of the Board of PRGX Global, Inc. Mr. Whitters has been a consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, including for a majority of that time as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services, and as a director of Air Methods Corporation, an air medical transportation company. From 2003 to 2013, Mr. Whitters served as a director of Omnicell, Inc., a company providing comprehensive automation and business analytics software for medication and supply management in the healthcare industry.

Mr. Whitters is a CPA and brings to the Board over 30 years of financial and other business experience, much of it in the healthcare industry. He developed extensive financial expertise and leadership abilities during his service in senior finance roles at First Health Group and United Healthcare, which has allowed him to bring these critical abilities and accounting skills to the Board.

Information about the Class II Directors whose Terms will Expire at the 2019 Annual Meeting of Shareholders

Mylle H. Mangum is the Chief Executive Officer of IBT Enterprises, LLC, a company focused on design, construction and training services for the financial services and specialty retail industries, a position that she has held since 2003. She was formerly the Chief Executive Officer of True Marketing Services, LLC. Prior to this, she served as the CEO of MMS Incentives, Inc. from 1999 to 2002. Ms. Mangum also previously served in management roles with Holiday Inn Worldwide, BellSouth and General Electric. Ms. Mangum currently serves as a director for Barnes Group Inc., Haverty Furniture Companies, Inc. and Express, Inc. and previously served as a director for Collective Brands, Inc., Emageon Inc., a provider of enterprise-level information technology to healthcare provider organizations, Matria Healthcare, Inc., a provider of health advisory services, and Respironics, Inc., a medical supply company.

Ms. Mangum brings to the Board particular knowledge and years of experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, and multi-division general management experience. She also brings to the Board many years of experience serving on the boards of directors of publicly traded companies.

Ronald E. Stewart is the Company’s President and Chief Executive Officer. He was appointed interim President and interim Chief Executive Officer of the Company on November 15, 2013 and became the Company’s permanent President and Chief Executive Officer effective as of December 13, 2013. In addition to his roles with the Company, Mr. Stewart is an investor and business entrepreneur. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. Mr. Stewart retired from Accenture in October 2007. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups. Mr. Stewart is a former member of Accenture’s Global Executive Committee and of the board of directors of the Accenture Foundation.

Mr. Stewart brings to the Board management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future. Mr. Stewart also brings to the Board expertise in the fundamental analysis of investment opportunities and the evaluation of business strategies and valuable leadership skills and knowledge gained from over 30 years of providing global professional services to clients during his tenure at Accenture.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2017 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2017 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if he or she desires to do so, and will be available to answer appropriate questions.

The Board of Directors recommends a vote FOR approval to ratify the appointment of the independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our “named executive officers.” We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.

At our annual meeting of shareholders held on May 24, 2011, our shareholders approved our proposal to hold a “Say-on-Pay” vote every year. As a result, we have committed to annual “Say-on-Pay” votes, subject to the outcome of Proposal 4, the advisory vote on the frequency of future advisory votes to approve named executive officer compensation. At our annual meeting of shareholders held on June 28, 2016, our shareholders approved our “Say-on-Pay” resolution with approximately 98.18% of the votes cast approving the 2015 executive compensation described in our 2016 proxy statement. In determining executive compensation for 2017, the committee has considered and will continue to consider the shareholder support that the “Say-on-Pay” proposal received at the 2016 annual meeting of shareholders. This strong support from our shareholders confirms our belief that our compensation programs are reasonable, effectively designed and continue to be aligned with the interests of our shareholders.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation to key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of long-term equity incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All executive compensation decisions made by an independent and active Compensation Committee;

•	A pay philosophy that seeks to emphasize variable over fixed compensation;

•	A pay mix that seeks to provide both short-term and long-term incentives;

•	Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance;

•	A redesign of long-term equity incentive awards in 2015 to more closely tie executive compensation to the Company’s long-term operational performance by emphasizing performance-based restricted stock units (“PBUs”), which will vest, if at all, only upon the attainment of certain levels of Company financial performance (excluding the Healthcare Claims Recovery Audit (“HCRA”) business);

•	An equity plan that prohibits re-pricing without shareholder approval;

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up;

•	A recoupment (clawback) policy that provides for the recovery of performance-based compensation earned by executive officers and certain members of senior management in the event that such amounts were inflated due to financial results that later have to be restated; and

•	Minimal executive perquisites or other enhanced benefits for executives.

This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the SEC, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires the Company’s shareholders to have the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal 3 above) on the compensation of its named executive officers as disclosed in the Company’s proxy statement. By voting on this frequency proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur every one, two or three years. Shareholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory shareholder vote at the annual meeting:

RESOLVED, that the option set forth below that receives the greatest number of votes cast by the shareholders of PRGX Global, Inc. shall be the preference of the Company’s shareholders for frequency of an advisory vote on the compensation of the Company’s named executive officers:

•	every year;

•	every two years; or

•	every three years.

Our shareholders voted on a similar proposal in 2011 with 96.92% of the votes cast voting to hold the shareholder advisory vote to approve named executive officer compensation every year. The Board has determined that an annual (every year) advisory vote on executive compensation is the best approach for the Company since it provides for the most frequent input from shareholders on the Company’s compensation philosophy, policies and practices.

It is expected that the next vote on the frequency of future shareholder advisory votes to approve named executive officer compensation will occur at the 2023 Annual Meeting.

The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by shareholders. Although the vote is non-binding, the Board will take into account the outcome of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation.

The Board recommends a vote in favor of an annual (every year) advisory shareholder vote on the compensation of the Company’s named executive officers.

PROPOSAL 5: APPROVAL OF THE PRGX GLOBAL, INC.

2017 EQUITY INCENTIVE COMPENSATION PLAN

The 2017 Equity Incentive Compensation Plan (the “2017 Plan”) was adopted on April 25, 2017 by the Board of Directors of PRGX, subject to the approval of the shareholders of PRGX, to assist PRGX and its affiliates in recruiting and retaining individuals with ability and initiative by enabling them to receive awards and participate in the future success of PRGX by associating their interests with those of PRGX and its shareholders. We are asking PRGX shareholders to approve the 2017 Plan. Our current equity plan, the PRGX Global, Inc. 2008 Equity Incentive Plan (as amended and restated April 25, 2014) (the “Pre-Existing Plan”), is scheduled to expire in March 2018. If the shareholders do not approve the 2017 Plan, the expiration of the Pre-Existing Plan, and the lesser number of shares of common stock reserved for issuance thereunder, will result in an insufficient number of shares of our common stock being available for issuance to achieve our incentive, recruiting and retention objectives, making it more difficult to meet our recruiting and retention needs.

If the 2017 Plan is approved by PRGX’s shareholders, the 2017 Plan will become effective as of the date of adoption of the 2017 Plan by the Board of Directors and remain in effect, subject to the right of the Board of Directors to amend or terminate the 2017 Plan, until the earlier of April 25, 2027 or the date all of the shares of our common stock subject to the 2017 Plan have been issued and are no longer subject to any risk of forfeiture. No awards may be granted under the 2017 Plan unless and until the shareholders approve the 2017 Plan. No further awards will be granted under the Pre-Existing Plan on and after the date our shareholders approve the 2017 Plan.

The 2017 Plan Provides the Additional Shares Needed to Meet Our Forecasted Needs

In determining the number of shares of our common stock to be reserved for issuance under the 2017 Plan, our Board of Directors and its Compensation Committee considered the following:

•	Desire to Remain Competitive. Our Board of Directors and its Compensation Committee considered the importance of maintaining an equity incentive program to attract, retain and reward our employees, non-employee directors and other service providers.

•	Expiration of the Pre-Existing Plan. Our Pre-Existing Plan is scheduled to expire in March 2018. As of April 20, 2017, an aggregate of 1,845,353 shares of our common stock remained available for issuance under the Pre-Existing Plan. Under the terms of the Pre-Existing Plan, the number of shares of common stock available for issuance will increase by any shares subject to outstanding awards previously granted under the Pre-Existing Plan that return to the Pre-Existing Plan in the future as the result of forfeiture of the awards without issuance of the underlying shares of common stock. As of April 20, 2017, 3,913,734 shares of our common stock were subject to outstanding awards under the Pre-Existing Plan. If the 2017 Plan is not approved, we will continue to grant awards under the Pre-Existing Plan until the earlier of its expiration or the issuance of all shares reserved for issuance under the Pre-Existing Plan. After that time, we will not have any mechanism for issuing shares of our common stock to achieve our incentive, recruiting and retention objectives.

•	Overhang. Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards. As of April 20, 2017, options to purchase 3,136,585 shares of our common stock with a weighted average exercise price of $6.31 per share and a weighted remaining term of 4.07 years, and awards other than options and stock appreciation rights covering 1,269,487 shares, were outstanding under the Pre-Existing Plan and previously made inducement awards granted outside of the Pre-Existing Plan. The 4,406,072 shares subject to outstanding awards, or overhang, represent approximately 19.95% of our 22,087,072 outstanding shares as of April 20, 2017.

•	Historical Burn Rate. The following table sets forth the equity awards we have granted (under our Pre-Existing Plan and pursuant to any inducement awards granted outside of any plan) during our last three fiscal years and our annual and three-year average burn rate. We calculate burn rate by dividing (1) the sum of the number of stock options granted during the year and two times the number of full-value awards granted during the year by (2) the weighted average common shares outstanding for such year. However, in calculating the burn rate, grants of performance-based awards are only counted if and when the performance-based awards vest and only to the extent the performance-based awards are settled in stock (rather than cash).

Numbers of shares (except % amounts)

Element	2016		2015		2014	Three- Year Average
Time-Based Restricted Stock and Restricted Stock Units outstanding as of January 1,	373,709		627,848		896,409
Time-Based Restricted Stock and Restricted Stock Units granted	—		31,365		241,276
Time-Based Restricted Stock and Restricted Stock Units vested	305,572		275,053		369,032
Time-Based Restricted Stock and Restricted Stock Units forfeited	23,336		7,807		140,805
Time-Based Restricted Stock and Restricted Stock Units outstanding as of December 31,	44,801		416,353		627,848
Performance-Based Units (stock and cash-settled portions) outstanding as of January 1,	2,448,333		—		—
Performance-Based Units granted (stock and cash-settled portions)	1,350,750	(1)	2,493,333	(1)(2)	—
Performance-Based Units granted (stock-settled portion) (at target payout)	560,670		954,583	(2)	—
Performance-Based Units granted (stock-settled portion) (at maximum possible payout)	777,855		1,627,083	(2)	—
Performance-Based Units vested (stock-settled portion)	—		—		—
Performance-Based Units forfeited (stock and cash-settled portions)	150,834		87,644		—
Performance-Based Units (stock and cash-settled portions) outstanding as of December 31	3,648,249		2,405,689		—
Stock Options outstanding as of January 1,	3,337,784		3,325,103		3,035,420
Stock Options granted	462,917		401,365		1,801,276
Stock Options exercised	90,496		29,128		716,780
Stock Options forfeited	271,537		179,281		585,640
Stock Options expired	18,283		180,275		209,173
Stock Options outstanding as of December 31,	3,420,385		3,337,784		3,325,103
Total Full Value Awards (at maximum possible stock payout with respect to Performance-Based Units) and Stock Options granted	1,240,772		2,059,813		2,042,552
Total Time-Based Restricted Stock and RSUs granted, Performance-Based Units vested, and Stock Options granted	462,917		432,730		2,042,552
Total weighted Time-Based Restricted Stock and RSUs granted, weighted Performance-Based Units vested, and Stock Options granted(3)	462,917		464,095		2,283,828
Weighted Average Number of Shares of Common Stock Outstanding	21,969,000		25,868,000		28,707,000
Burn Rate (Stock Options and Time-Based RSUs granted, and vested Performance-Based Stock Units (stock-settled portion))	2.11%		1.79%		7.96%	3.95%

(1)	For information regarding the Performance-Based Units granted in 2015, please see Note 11 (Stock-Based Compensation) to our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017.

(2)	The vesting requirements for all Performance-Based Units granted in 2015 were not satisfied, and therefore, each Performance-Based Unit was subsequently forfeited in 2017.
(3)	As noted above, in computing the burn rate, we multiply the number of full-value awards by two.

Our three-year average burn rate of 3.95% is low compared to the 10.22% cap applied by Institutional Shareholder Services for companies not included in the Russell 3000 index in our Global Industry Classification Standard, or GICS, industry group.

Good Compensation and Governance Practices

The 2017 Plan includes provisions that are considered best practices for compensation and governance purposes.

•	No Evergreen Provisions. The 2017 Plan does not contain any evergreen provision that automatically increases the number of shares of common stock available for issuance. As a result, future increases in the number of shares reserved for issuance under the 2017 Plan will require shareholder approval.

•	Administration. The 2017 Plan will be administered by our Compensation Committee, which consists entirely of independent non-employee directors and outside directors to permit the grant of qualified performance-based compensation exempt from the $1 million deduction limit under Section 162(m) of the Code (as defined below).

•	Prohibits Repricings Without Shareholder Approval. The 2017 Plan prohibits the repricing or other exchange of awards without shareholder approval.

•	No Discount Options or Stock Appreciation Rights. The 2017 Plan requires that stock options and stock appreciation rights issued under the 2017 Plan must have an exercise price equal at least to the fair market value of the underlying shares of common stock on the date the award is granted, except in certain instances in which PRGX is assuming or replacing awards granted by another company we are acquiring.

•	No Liberal Share Recycling. There is no liberal share recycling. When awards granted under the 2017 Plan expire or are cancelled without having been exercised or are settled in cash, the shares of common stock for those awards are returned to the share reserve and become available for future awards. However, if shares are tendered to us or withheld by us to pay the exercise or purchase price of the award or to satisfy such award’s tax withholding requirements, those shares do not become available for future awards. Also, if a stock appreciation right is exercised, we subtract from the share reserve the full number of shares of common stock subject to the portion of the stock appreciation right that was actually exercised, regardless of how many shares were actually issued to settle the stock appreciation right.

•	Limited Transferability. In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, unless otherwise approved by our Board of Directors or its Compensation Committee.

•	Annual Limits on Awards. The 2017 Plan sets reasonable limits as to the awards any employee or other service provider may receive in any calendar year.

•	No Tax Gross-Ups. The 2017 Plan does not provide for any tax gross-ups.

•	One-Year Minimum Vesting for 95% of Available Awards. The 2017 Plan requires at least 95% of the shares of common stock attributable to awards granted under the 2017 Plan to have a minimum vesting and/or performance period as of the date of grant of at least one year so as to provide an additional safeguard to shareholders that awards generally are intended to constitute long-term compensation.

•	No Reload or Automatic Grants. The 2017 Plan does not provide for “reload” or other automatic grants to eligible participants.

•	No Dividends on Unvested Awards. The 2017 Plan provides that awards will not earn or provide for payment of dividends or dividend equivalents prior to vesting of the underlying award. The dividends or dividend equivalents will be subject to same restrictions and risk of forfeiture as the related award itself.

•	Permits the Grant of Qualified Performance-Based Compensation. The 2017 Plan permits the grant of awards that are intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit under Section 162(m) of the Code (as defined below).

•	No Liberal Change in Control Definition. The 2017 Plan does not contain a liberal change in control definition.

General

The following description of the 2017 Plan is a summary, does not purport to be a complete description of the 2017 Plan and is qualified in its entirety by the full text of the 2017 Plan. PRGX’s shareholders are encouraged to read the 2017 Plan in its entirety, which is set forth in Appendix A to this proxy statement.

The 2017 Plan covers the grant of awards to employees (including officers), non-employee consultants and non-employee directors of PRGX and its affiliates, except that incentive stock options may only be granted to employees (including officers) of PRGX and its subsidiaries. Under the terms of the 2017 Plan, an aggregate of 3,400,000 shares of the common stock of PRGX, no par value per share, will be authorized for delivery in settlement of awards plus the number of shares of common stock subject to awards granted under the Pre-Existing Plan that are outstanding when the 2017 Plan becomes effective and that thereafter again become available for grants as described below; provided, however, that the total number of shares of common stock that may be delivered pursuant to the exercise of incentive stock options granted under the 2017 Plan shall not exceed 3,400,000 shares.

PRGX will bear all expenses of administering the 2017 Plan. Our Compensation Committee (the “Committee”) will administer the 2017 Plan. The Committee has the authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the 2017 Plan) as it may consider appropriate. The Committee may delegate any or all of its administrative authority to our Chief Executive Officer or to a management committee except with respect to awards to executive officers who are subject to Section 16 of the Exchange Act or who are covered employees subject to the deduction limits under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Shares of PRGX common stock covered by an award shall only be counted as used to the extent actually used. A share of PRGX common stock issued in connection with an award under the 2017 Plan shall reduce the total number of shares of PRGX common stock available for issuance under the 2017

Plan by one; provided, however, that, upon settlement of a stock appreciation right, the number of shares underlying the portion of the stock appreciation right that is exercised will be treated as having been delivered for purposes of determining the maximum number of shares available for grant under the Plan and shall not again be treated as available for grant.

If any award under the 2017 Plan, or any award under the Pre-Existing Plan that is outstanding when the 2017 Plan becomes effective, terminates without the delivery of shares, whether by lapse, forfeiture, cancellation or otherwise, the shares subject to such award, to the extent of any such termination, shall again be available for grant under the 2017 Plan. Notwithstanding the foregoing, upon the exercise of any such award, granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares of PRGX common stock as to which the award is exercised, and such number of shares shall no longer be available for awards under the 2017 Plan. Subject to applicable law, if any shares subject to an award granted under the 2017 Plan, or any award under the Pre-Existing Plan that is outstanding when the 2017 Plan becomes effective, are withheld or applied as payment in connection with the exercise of the award or the withholding or payment of taxes related thereto or separately surrendered by the Participant for any such purpose, such returned shares will be treated as having been delivered for purposes of determining the maximum number of shares available for grant under the 2017 Plan and shall not again be treated as available for grant. The number of shares available for issuance under the 2017 Plan may not be increased through the purchase of shares on the open market with the proceeds obtained from the exercise of any options granted hereunder. In the case of any substitute award granted in assumption of or in substitution for an acquired entity award, shares delivered or deliverable in connection with such substitute award shall not be counted against the number of shares reserved under the 2017 Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a shareholder-approved plan of an acquired entity (as appropriately adjusted to reflect the transaction) also may be used for awards under the 2017 Plan, which shall not reduce the number of shares otherwise available under the 2017 Plan (subject to applicable stock exchange requirements).

If a dividend or other distribution (whether in cash, shares or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving us or repurchase or exchange of our shares or other securities, or other rights to purchase shares of our securities or other similar transaction or event affects our shares such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the 2017 Plan, the Committee shall make an equitable change or adjustment as it deems appropriate in the number and kind of securities that may be issued pursuant to awards under the 2017 Plan, the per individual limits on the awards that can be granted in any calendar year and any outstanding awards and the related exercise price relating to such an award, if any.

The maximum number of shares that may be subject to awards (denoted as of the date of grant in shares and regardless of whether the award is to be settled in shares, cash or other property) granted to any individual in a single calendar year may not exceed 1,000,000 shares (twice that limit for awards that are granted to an eligible person in the calendar year in which the eligible person first commences employment or service) (based on the highest level of performance resulting in the maximum payout). In addition, the maximum dollar value of all awards (denoted as of the date of grant in cash or property other than shares and regardless of whether the award is to be settled in shares, cash or other property) (valued as of the date of grant) that may be granted to any individual in a single calendar year may not exceed $3,000,000 (twice that limit for awards that are granted to an eligible person in the calendar year in which the eligible person first commences employment or service) (based on the highest level of performance resulting in the maximum payout). These limitations apply to the calendar year in which the awards are granted and not the year in which such awards settle. Such annual limitations apply to dividend equivalents only if such dividend equivalents are granted separately from and not as a feature of another award.

Types of Awards

The 2017 Plan permits the granting of any or all of the following types of awards to all grantees:

stock options, including incentive stock options, or ISOs;

stock appreciation rights, or SARs;

restricted stock;

deferred stock and restricted stock units;

performance units and performance shares;

dividend equivalents;

bonus shares;

other stock-based awards; and

cash incentive awards.

Generally, awards under the 2017 Plan are granted for no consideration other than prior and/or future services. Awards granted under the 2017 Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2017 Plan or other plan of ours; provided, however, that if a SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term and the exercise price of the SAR may not be less than the exercise price of the ISO. The material terms of each award will be set forth in a written award agreement between the grantee and us. The written agreements will specify when the award may become vested, exercisable or payable. No right or interest of a participant in any award will be subject to any lien, obligation or liability of the participant. The laws of the State of Georgia govern the 2017 Plan. The 2017 Plan is unfunded, and PRGX will not segregate any assets for grants of awards under the 2017 Plan.

No award may be granted under the 2017 Plan (other than awards excluded from the minimum vesting requirement as set forth herein) with vesting conditions that relate exclusively to the passage of time and continued employment or other service of less than 12 months. If the vesting condition for any award granted under the 2017 Plan relates to the attainment of specified performance goals, such award (other than awards excluded from the minimum vesting requirement as set forth herein) shall be granted with a vesting performance period of at least one (1) year. Notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares available under the 2017 Plan may be granted without regard to such minimum vesting requirements.

Stock Options and SARs

The Committee is authorized to grant SARs and stock options (including ISOs except that an ISO may only be granted to an employee of ours or one of our subsidiary corporations). A stock option allows a grantee to purchase a specified number of our shares at a predetermined price per share (the “exercise price”) during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share. The exercise price of an option or an SAR will be determined by the Committee and set forth in the award agreement but the exercise price may not be less than the fair market value of a share on the grant date (110 percent of the fair market value in case of certain incentive stock options). The term of each option or SAR is determined by the Committee and set forth in the award agreement, except that the term may not exceed 10 years (5 years in case of certain incentive stock options). Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the Committee, by delivering shares previously owned by the grantee, by delivery of shares to be acquired upon the exercise of such option or by delivering restricted shares. The Committee may also permit a grantee to pay the exercise price of an option through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to us. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of PRGX common stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as nonqualified options. No participant may be granted SARs in tandem with ISOs which are first exercisable in any calendar year for shares of PRGX common stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000.

Restricted Shares

The Committee may award restricted shares consisting of shares which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. Unless the agreement eliminates such rights, a grantee receiving restricted shares will have the right to vote the restricted shares and to receive any dividends payable on such restricted shares only if and at the time the restricted shares vest (such dividends to either be deemed reinvested into additional restricted shares subject to the same terms as the restricted shares to which such dividends relate or accumulated and paid in cash when the restricted shares vest). Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.

Restricted Stock Units and Deferred Stock

The Committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of our shares at the end of specified deferral periods or upon the occurrence of a specified event, which satisfies the requirements for exemption from or compliance with Section 409A of the Internal Revenue Code. A restricted stock unit award is the grant of a right to receive a specified number of our shares (or the cash value thereof) upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will lapse without the issuance of the shares underlying such award (or payment of the cash value thereof).

Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. The award agreement will provide whether grantees may receive dividend equivalents with respect to restricted stock units or deferred stock, and, if divided equivalents are granted, such dividend equivalents will either be deemed to be reinvested in additional shares of restricted stock units or deferred stock subject to the same terms as the shares of restricted stock or deferred stock to which such dividend equivalents relate or accumulated and paid in cash only if the related restricted stock units or deferred stock become vested and payable.

Performance Units

The Committee may grant performance units, which entitle a grantee to cash or shares conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Committee and reflected in the award agreement. The initial value of a performance unit will be determined by the Committee at the time of grant. The Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Performance Shares

The Committee may grant performance shares, which entitle a grantee to a certain number of shares, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Committee and reflected in the award agreement. The Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Bonus Shares

The Committee may grant fully vested shares as bonus shares (if available under the five percent (5%) exception to the one-year minimum vesting rule) or shares subject to such terms and conditions as are specified in the award agreement.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents which provide a grantee the right to receive payment equal to the dividends paid on a specified number of our shares. Dividend equivalents may be paid directly to grantees upon vesting or may be deferred for later delivery under the 2017 Plan. If deferred, such dividend equivalents may be credited with interest or may be deemed to be invested in our shares, other awards or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.

Cash Incentive Awards

The Committee may grant cash incentive awards to any eligible person in such amounts and upon such terms, including the achievement of specific performance goals during the applicable performance period, as the Committee may determine. An eligible person may have more than one cash incentive award outstanding at any time. For instance, the Committee may grant an eligible employee one cash incentive award with a calendar year performance period as an annual incentive bonus and a separate cash incentive award with a multi-year performance period as a long-term cash incentive bonus.

The Committee shall establish performance goals applicable to each cash incentive award in its discretion and the amount that will be paid to the grantee pursuant to such cash incentive award if the applicable performance goals for the performance period are met. If an eligible person earns the right to receive a payment with respect to a cash incentive award, such payment will be made in cash in accordance with the terms of the award agreement. If the award agreement does not specify a payment date with respect to a cash incentive award, payment of the cash incentive award will be made no later than the 15th day of the third month following the end of the taxable year of the grantee or our fiscal year during which the performance period ends.

Other Stock-Based Awards

In order to enable us to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the 2017 Plan authorizes the Committee to grant awards that are valued in whole or in part by reference to or otherwise based on our securities. The Committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Performance-Based Awards

The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or payable under the 2017 Plan, or as a condition to accelerating the timing of such events.

The 2017 Plan permits the grant of awards that are intended to constitute qualified performance-based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Code. Those types of awards may be based on one or more of the following performance criteria: (a) gross, operating or net earnings (income) before or after taxes; (b) return on equity; (c) return on capital; (d) return on sales; (e) return on investments; (f) return on assets or net assets; (g) earnings per share; (h) cash flow per share; (i) book value per share; (j) gross margin; (k) customers; (l) cash flow or cash flow from operations; (m) fair market value of PRGX or any affiliate or shares of PRGX common stock; (n) share price or total shareholder return; (o) market share; (p) level of expenses or other costs; (q) gross, operating or net revenue; (r) earnings from continuing operations before interest and taxes (“EBIT”); (s) EBIT including or excluding one or more of charges associated with restructuring and exit activities, stock-based compensation, bargain purchase gains, acquisition-related charges and benefits, tangible and intangible asset impairment, litigation costs and settlements, material severance obligations, significant foreign currency transaction gains or losses and/or any other unusual, non-recurring or extraordinary events (“Adjusted EBIT”); (t) profitability; (u) earnings from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”); (v) EBITDA including or excluding one or more of charges associated with restructuring and exit activities, stock-based compensation, bargain purchase gains, acquisition-related charges and benefits, tangible and intangible asset impairment, litigation costs and settlements, material severance obligations, significant foreign currency transaction gains or losses and/or any other unusual, non-recurring or extraordinary events (“Adjusted EBIDTA”); (w) Adjusted EBITDA less capital expenditures (“Free Cash Flow”); or (x) peer group comparisons of any of the aforementioned performance conditions. Any applicable performance measure may be applied on a pre- or post-tax basis. The Committee may, on the grant date of an award intended to comply with the performance-based exception under Section 162(m) of the Code, and in the case of other grants, at any time, provide that the formula for such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. The levels of performance required with respect to performance measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance measures may differ for awards to different grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such award. Any one or more of the performance measures may apply to the grantee, a department, unit, division or function within PRGX or any one or more of its affiliates; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices). An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Additionally, the vesting, exercise or payment of an award can be conditioned on mere continued employment or service if it is not intended to qualify as performance-based compensation under Section 162(m) of the Code. The Committee will certify in writing if the applicable performance conditions are achieved before payment of the award. For awards intended to comply with the performance-based exception under Section 162(m) of the Code, the Committee shall set the performance measures within the time period prescribed by Section 162(m) of the Code and no later than 90 days after the commencement of the period of service to which the awards intended to comply with the performance-based exception relate (but in no event after 25 percent of the period of service has elapsed).

Awards generally may be settled in cash, shares, other awards or other property, in the discretion of the Committee.

Change of Control

If there is a merger or consolidation of us with or into another corporation or a sale of substantially all of our shares (a “Corporate Transaction”) that results in a Change in Control (as defined in the 2017 Plan), and the outstanding awards are not assumed by surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the Committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Committee accelerates the vesting of any such awards) and with respect to any vested and nonforfeitable awards, the Committee may either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. If an exercise price of the option or SAR exceeds the fair market value of our shares and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee. If any other award is not vested immediately prior to the consummation of the Corporate Transaction, such award will be cancelled without any payment to the grantee.

Amendment to and Termination of the 2017 Plan

The 2017 Plan may be amended, altered, suspended, discontinued or terminated by our Board of Directors without further shareholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which our shares of common stock are then listed or quoted. Thus, shareholder approval will not necessarily be required for all amendments of the 2017 Plan. An amendment will be contingent on approval of the Company’s shareholders, to the extent required by law, by the rules of any stock exchange on which the Company’s securities are then traded or if the amendment would (i) increase the benefits accruing to participants under the 2017 Plan, including without limitation, any amendment to the 2017 Plan or any agreement to permit a repricing or decrease in the exercise price of any outstanding awards, (ii) increase the aggregate number of shares of common stock that may be issued under the 2017 Plan, (iii) modify the requirements as to eligibility for participation in the 2017 Plan or (iv) change the stated performance measures. Additionally, to the extent the Board of Directors deems necessary to continue to comply with the performance-based exception to the deduction limits of Code Section 162(m), the Board of Directors will submit the material terms of the stated performance conditions to PRGX’s shareholders for approval no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the performance measures.

In addition, subject to the terms of the 2017 Plan, no amendment or termination of the 2017 Plan may materially and adversely affect the right of a grantee under any outstanding award granted under the 2017 Plan without the participant’s consent.

Unless earlier terminated by our Board of Directors, the 2017 Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on the tenth anniversary after the adoption of the 2017 Plan by our Board of Directors.

Shareholder Rights

No participant shall have any rights as a shareholder of PRGX until such award is settled by the issuance of PRGX common stock (other than awards for which certain voting and dividend rights or dividend equivalents may be granted).

Transferability

Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the participant to whom the award is granted, the award may only be exercised by, or payable to, the participant. However, the Committee may provide that awards other than ISOs or a corresponding SAR that is related to an ISO may be transferred by a participant to any of such class of transferees who can be included in the class of transferees who can be included in the class of transferees who may rely on a Form S-8 Registration Statement under the Securities Act of 1933 to sell shares issuable upon exercise or payment of such awards. Any such transfer will be permitted only if (i) the participant does not receive any consideration for the transfer, (ii) the Committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the class of transferees who may rely on the Form S-8 Registration Statement. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the participant, except that such transferee may only transfer the award by will or the laws of descent and distribution.

No Repricing

Notwithstanding any other provision of the 2017 Plan, no Option or SAR may be amended to reduce the exercise or grant price nor cancelled in exchange for other Options or SARs with a lower exercise or grant price or shares or cash, without shareholder approval.

Compliance With Applicable Law

No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which PRGX is a party, and the rules of all domestic stock exchanges on which PRGX’s shares may be listed.

No Employment Rights

Awards do not confer upon any individual any right to continue in the employ or service of PRGX or any affiliate.

Miscellaneous

Each Participant in the 2017 Plan remains subject to the securities trading policies adopted by the Company from time to time with respect to the exercise of Options, SARs or the sale of shares of Company Stock acquired pursuant to awards granted under the 2017 Plan. A grantee shall forfeit any and all rights under an award upon notice of termination by the Company for “Cause” as such term is defined in the 2017 Plan or an employment agreement, if applicable. Award agreements shall contain such other terms and conditions as the Committee may determine in its sole discretion (to the extent not inconsistent the 2017 Plan).

U.S. Federal Income Tax Consequences

The grant of an option or SAR will create no tax consequences for the participant or us at the time of the grant. A participant will have no taxable income upon exercise of an incentive stock option except that a participant must recognize income equal to the fair market value of the shares acquired minus the exercise price for alternative minimum tax purposes. Upon exercise of an option (other than an incentive stock option) or a SAR, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise or grant price. Upon a disposition of shares acquired by exercise of an incentive stock option on or before the earlier of the second anniversary of the grant of such incentive stock option or the first anniversary of the exercise of such option, the participant generally must recognize ordinary income equal to the lesser of  (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the 2017 Plan, including restricted stock and restricted stock units will generally result in ordinary income to the participant equal to the cash or the fair market value of the shares or other property (minus the amount, if any, paid by the participant for shares or other property) at the time such cash, shares or other property is received by the participant or the time that the substantial risk of forfeiture of such shares or other property lapses.

We are generally entitled to claim a tax deduction with respect to an award granted under the Plan when the participant recognizes ordinary income with respect to the award in an amount equal to the ordinary income that is recognized by the participant. We are not entitled to claim any tax deduction for any amount recognized by a participant as capital gains.

We are permitted to withhold from any award granted under the 2017 Plan any required withholding taxes. Payment of withholding taxes may be made through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the Committee, by delivering shares previously owned by the grantee or by delivery of shares acquired or to be acquired under the award.

Section 83(b) of the Code

A participant may elect under Section 83(b) of the Code to be taxed at the time of grant of restricted stock or other restricted property on the fair market value of the shares or other property at that time rather than to be taxed when the risk of forfeiture lapses on the value of the property at that time, and we would have a deduction available at the same time and in the same amount as the participant recognizes income. If a participant files an election under Section 83(b) of the Code and the participant subsequently forfeits the restricted shares or other restricted property, he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax. Except as discussed below, we generally will be entitled to a tax deduction at the time and equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation right, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) of the Code

Section 162(m) of the Code limits the amount of compensation we may deduct with respect to our Chief Executive Officer and each of the other three highest paid named executive officers (other than a chief financial officer) to $1 million per year. This deduction limit generally applies to companies that have any class of equity securities that is publicly held. This limitation does not apply, however, to performance-based compensation that satisfies certain requirements, including approval of the material terms of the plan by the company’s shareholders.

Section 409A of the Code

It is intended that awards granted under the 2017 Plan will be exempt from treatment as “deferred compensation” subject to Section 409A of the Code. Some restricted stock units and other awards subject to deferral features, however, may be subject to Section 409A of the Code, which regulates deferred compensation arrangements. In such cases, the timing of the settlement of the award would have to meet certain restrictions in order for the participant not to be subject to accelerated tax and a tax penalty at the time of vesting rather than at the time of settlement. One significant restriction would be a requirement that the timing of the settlement not be controlled by the participant’s exercise of discretion. If the participant is subject to accelerated tax at the time of vesting (instead of the time of settlement), our deduction would also be accelerated. If we grant awards under the 2017 Plan that constitute deferred compensation within the meaning of Section 409A of the Code, such awards will generally be structured to comply with the applicable requirements imposed under Section 409A.

Required Vote; Board Recommendation

The 2017 Plan will only become effective if a quorum is present and the number of votes cast at the Annual Meeting “for” the proposal exceeds the number of votes cast “against” it.

The Board of Directors recommends a vote “FOR” the approval of the 2017 Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence

The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq and SEC rules governing director independence: Ms. Mangum and Messrs. Cole, Costello, Drapkin, Kimble, Owens and Whitters. In determining Mr. Owens’ independence, the Board considered that Mr. Stewart, the Company’s President and CEO, is an investor in IronPlanet, a privately held company for which Mr. Owens currently serves as Chairman and CEO. The Board determined that Mr. Stewart’s investment, which represents less than 0.2% of the ownership of the company, was immaterial and did not impair Mr. Owens’ independence.

Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders

During 2016, there were five meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he or she was a director and any committees on which that director served.

The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our then-serving directors attended the 2016 Annual Meeting of Shareholders.

Director Compensation

The following table presents information relating to total compensation for the fiscal year ended December 31, 2016, with respect to those directors that served during the year. Information with respect to the compensation of Mr. Stewart is included below under “Executive Compensation.” As an executive officer of the Company, Mr. Stewart does not receive any compensation for his service as a director.

Name	Fees Earned or Paid In Cash	Stock Awards (1)	Option Awards(2)(3)	All Other Compensation	Total
	($)	($)	($)	($)	($)

David A. Cole	50,000	—	95,190	—	145,190
Patrick G. Dills(4)	35,167	—	—	—	35,167
Matthew A. Drapkin	5,000	—	147,559	—	152,559
William F. Kimble	52,500	—	95,190	—	147,690
Mylle H. Mangum	55,000	—	95,190	—	150,190
Gregory J. Owens	46,000	—	95,190	—	141,190
Joseph E. Whitters	122,500	—	95,190	—	217,690

(1)	The number of unvested stock awards outstanding as of December 31, 2016 for each then-serving director other than Mr. Stewart was as follows: Mr. Cole, 0, Mr. Drapkin, 0, Mr. Kimble, 8,546, Ms. Mangum, 0, Mr. Owens, 8,546, and Mr. Whitters, 0.
(2)

The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. On June 27, 2016, each then-serving non-employee director whose service was continuing beyond the 2016 annual meeting of the shareholders received 35,000 stock options with an exercise price of

$5.04 which vest on the earlier of (a) June 27, 2017 and (b) the date of, and immediately prior to, the 2017 Annual Meeting of Shareholders. Upon his election to the Board in November 2016, Mr. Drapkin received (x) 20,417 stock options with an exercise price of $4.80 which vest on the earlier of (i) June 27, 2017 and (ii) the date of, and immediately prior to, the 2017 Annual Meeting of Shareholders, and (y) as a one-time election grant, an additional 35,000 stock options with an exercise price of $4.80, which vest on November 9, 2019.
(3)	The aggregate number of option awards outstanding as of December 31, 2016 for each then-serving director other than Mr. Stewart was as follows: Mr. Cole, 111,875, Mr. Drapkin, 55,417, Mr. Kimble, 79,970, Ms. Mangum 99,199, Mr. Owens, 81,395, and Mr. Whitters 99,199.
(4)	Mr. Dills’ term as a Class II director expired at the 2016 annual meeting of the shareholders held on June 28, 2016, and Mr. Dills did not stand for re-election at such meeting.

Each non-employee member of the Board is paid a $30,000 annual retainer for his or her service on the Board and the Chairman of the Board is paid an additional $60,000 annual retainer for his service in that capacity. Non-employee members of Board committees are paid annual committee retainers of $10,000 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Non-employee directors also receive a $1,500 per meeting attendance fee for attendance at Board meetings and the annual meeting of shareholders, if the annual meeting of shareholders is not held in conjunction with a Board meeting. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On June 27, 2016, the Company granted options to purchase 35,000 shares of the Company’s common stock to each of the Company’s then-serving non-employee directors whose service on the Board was continuing beyond the 2016 annual meeting of shareholders (Ms. Mangum and Messrs. Cole, Kimble, Owens and Whitters). All of the options granted to the directors on June 27, 2016 have an exercise price of $5.04 and will vest on the earlier of (a) June 27, 2017 and (b) the date of, and immediately prior to, the 2017 Annual Meeting of Shareholders. These options will expire on June 26, 2023.

Upon his appointment to the Board on November 10, 2016, the Company granted Matthew A. Drapkin (a) 20,417 stock options, as a prorated annual equity grant, which vest on the earlier of (i) June 27, 2017 and (ii) the date of, and immediately prior to, the 2017 Annual Meeting of Shareholders, and (b) an additional 35,000 stock options, as a one-time election grant, which vest on November 9, 2019. The options granted to Mr. Drapkin have an exercise price of $4.80 and will expire on November 9, 2023.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Chairman of the Board (Mr. Whitters) and a Chief Executive Officer (Mr. Stewart) who also serves on the Company’s Board. The Board believes that the role of an independent Chairman enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.

Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an ongoing basis in connection with deliberations regarding specific transactions and issues.

Stock Ownership Guidelines

Directors. In May 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. In September 2015, the Nominating and Corporate Governance Committee amended the stock ownership guidelines for the Company’s non-employee directors to more closely align them with the ownership guidelines that were adopted for executive officers in September 2011. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than the lesser of (x) four times the amount of the annual retainer paid to the non-employee director for Board service or (y) 25,000 shares of the Company’s common stock. Directors have five years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. One-third of vested options count toward satisfaction of the guidelines, but restricted stock units, unvested shares of restricted stock and unvested stock options do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances. As of December 31, 2016, all directors were in compliance with the director stock ownership guidelines.

Executive Officers. In September 2011, we established stock ownership guidelines for our executive officers to further align their interests with those of our shareholders. See “Compensation Discussion and Analysis – Executive Stock Ownership Guidelines” below for a discussion of these stock ownership guidelines.

Audit Committee

The Company’s Audit Committee consists of three independent directors: Messrs. Kimble, Owens and Whitters. Mr. Kimble currently serves as Chairman of the Audit Committee, and the Board has designated Mr. Whitters and Mr. Kimble as “audit committee financial experts,” as such term is defined in Item 407(d) of SEC Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Select Market and by the SEC for audit committee membership. The Audit Committee met thirteen times in 2016. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Cole and Whitters and Ms. Mangum. Mr. Whitters is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Select Market.

The Compensation Committee held eight meetings in 2016. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s equity plans, including the Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”), and the Short-Term Incentive Plan, and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Each member is also an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code. The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2016 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCG Committee”) consists of four independent directors: Ms. Mangum and Messrs. Cole, Drapkin and Owens. Ms. Mangum serves as Chairman of the NCG Committee. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Select Market. The NCG Committee met six times in 2016. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.

The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may use the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using the same process.

When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Select Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.

The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2018 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than January 6, 2018 and no later than February 5, 2018.

As of April 20, 2017, the Company had not received any shareholder recommendations of director candidates for election at the 2017 Annual Meeting.

The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors

In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100,

Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2016, the Audit Committee:

•	reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees,” as modified and supplemented to date;

•	obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•	based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

AUDIT COMMITTEE

William F. Kimble, Chairman
Gregory J. Owens
Joseph E. Whitters

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers and other executive officers of the Company. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of three members who are “independent” directors under the Company’s corporate governance guidelines and the rules of The Nasdaq Stock Market LLC.

Executive Summary

Pay-For-Performance Compensation Philosophy

We have a pay-for-performance compensation philosophy and strive to have executive compensation programs and practices that will align executive pay with Company performance. In recent years, the Compensation Committee has taken steps to significantly strengthen the alignment of executive compensation with the financial performance of the Company, including (i) heavily weighting stock options in the mix of long-term equity incentive awards granted to executive officers in 2014, with two-thirds of the stock options having exercise prices exceeding the grant date market value of the underlying shares (i.e., “premium-priced” options), (ii) implementing long-term equity incentive awards emphasizing grants of performance-based vesting restricted stock units (“PBUs”), which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA (2015) or revenue and adjusted EBITDA (2016 and 2017), and (iii) requiring the achievement of minimum levels of adjusted EBITDA (2015) or revenue and adjusted EBITDA (2016) prior to any bonuses being paid out under the applicable Short-Term Incentive Plan. The strong linkage between the Company’s financial performance over the past three years and executive compensation is reflected in the following executive compensation highlights from fiscal years 2014 through 2016:

1. No Pay Increases for our Chief Executive Officer and Only Modest Pay Increases for Other Executive Officers. Our Chief Executive Officer (“CEO”) has not received an increase in his base salary since he was appointed to the position of CEO in 2013. Our other executive officers have received only modest annual increases to their base salaries in each of the previous three years.

2. Payouts Under the Short Term Incentive Plan Have Been Aligned with Company Performance. The Company paid out annual cash bonuses under the 2016 Short-Term Incentive Plan based on the Company’s financial performance relative to the revenue and adjusted EBITDA financial performance criteria contained in the 2016 Short-Term Incentive Plan. Based on the Company’s failure to achieve the minimum financial performance targets for fiscal year 2015, no annual cash bonuses were paid to the Company’s executive officers under the 2015 Short-Term Incentive Plan. Modest annual cash bonuses were earned by our executive officers for 2014, although our CEO declined to accept his annual incentive bonus earned for 2014.

3. Stock Options Granted in the Last Three Years Have Generated Little Value to Recipients. As of December 31, 2016, most of the stock options granted to our named executive officers during the last three years were underwater, meaning that the exercise price per share exceeded the closing price of our common stock on that date. Our executives will only benefit from these stock option grants to the extent that our stock price exceeds the exercise prices of these options.

4. No Payout for the PBUs Granted in 2015. In 2015, the Compensation Committee granted PBUs, which would vest, if at all, only upon the attainment of certain levels of adjusted EBITDA for the two-year performance period which ended December 31, 2016. Based on the Company’s financial results for that two-year performance period, none of the PBUs granted in 2015 vested, became payable or generated value for their recipients and all such PBUs were forfeited by the recipients. In 2016, the Compensation Committee granted PBUs with vesting terms that require the Company to attain certain levels of revenue and adjusted EBITDA for the two-year performance period ending December 31, 2017. At this time, the Company is not able to determine whether the financial performance criteria for the PBUs granted in 2016 will be achieved. Whether such PBUs will vest and become payable now depends on the financial performance of the Company in 2017, which is unknown at this time.

2016 Compensation Overview

In 2016, the Compensation Committee took the following actions with respect to our executive compensation program:

•	increasing the base salaries of our executive officers as a group (i.e. generally 3% to 4%), with one executive officer whose base salary was below the 50th percentile benchmark receiving an increase of approximately 8% and our CEO and our Senior Vice President – Global Client Operations receiving no base salary increase;

•	continuing use of adjusted EBITDA and revenue as the relevant financial performance criteria for the Short-Term Incentive Plan;

•	increasing the target and maximum short-term incentive opportunities (as a percentage of base salary) for each of our Chief Financial Officer and our Senior Vice President – Global Client Operations for 2016 from 50% and 100%, respectively, to 55% and not less than 110%, respectively;

•	granting long-term equity incentive awards to executive officers consisting entirely of PBUs, which will vest and become payable partially in cash and partially in common stock, if at all, only upon the attainment of certain levels of adjusted EBITDA and revenue for the two-year period ending December 31, 2017; and

•	amending our CEO’s executive employment agreement to extend the term of his agreement until December 31, 2018, increase his target and maximum short-term incentive opportunities (as a percentage of base salary) from 75% and 150%, respectively, to 90% and not less than 180%, respectively, and grant 200,000 stock appreciation rights (“SARs”), which vest and become payable in cash in a lump sum on June 30, 2018.

Compensation Actions for 2017

In 2017, the Compensation Committee has considered and expects to continue to consider the following factors, among others, in making executive compensation decisions:

•	the Committee’s goal of maintaining a strong linkage between Company financial performance and executive pay;

•	the Board of Directors’ goal of retaining and appropriately rewarding executive officers;

•	the Board of Directors’ expectations for the Company’s financial performance;

•	the roles, responsibilities and performance of executive officers;

•	the limited number of shares available for grant under the Company’s shareholder-approved equity plan;

•	the balance between the number of long-term equity incentive awards granted and the likelihood of vesting of such awards;

•	market data regarding the mix of time-based and performance-based long-term equity incentive awards; and

•	market data regarding competitive compensation for the Company’s executive officers.

Based on these factors, the Company’s 2016 Say-on-Pay vote, in which approximately 98.18% of the shares voted by shareholders approved the Company’s executive compensation program, and the Executive Compensation Study undertaken by Pearl Meyer & Partners (“Pearl Meyer”) and presented to the Compensation Committee in December 2016, the Compensation Committee has made the following decisions with respect to the Company’s executive compensation in 2017:

•	maintaining without increase the base salaries of our executive officers as a group;

•	increasing the target and maximum short-term incentive opportunities (as a percentage of base salary) for 2017 as follows:

•	for our CEO, from 90% and not less than 180%, respectively, to 100% and not less than 200%, respectively;

•	for each of our Chief Financial Officer and our Senior Vice President – Global Client Operations, from 55% and not less than 110%, respectively, to 65% and not less than 130%, respectively;

•	for each of our other executive officers, from 50% and not less than 100%, respectively, to 60% and not less than 120%, respectively; and

•	granting long-term equity incentive awards to executive officers consisting of a combination of PBUs and time-based restricted stock, reflecting the Compensation Committee’s determination of the need to have a portion of executive officers’ long-term equity awards vest based on service to the Company. The restricted stock will vest one-third each year over three years and the PBUs will vest and become payable solely in common stock, if at all, only upon the attainment of certain levels of adjusted EBITDA and revenue for the two-year period ending December 31, 2018.

Any references to the Company’s revenue or adjusted EBITDA in this Compensation Discussion and Analysis section of the proxy statement shall be deemed to exclude the financial results of the HCRA business, which was discontinued as of December 31, 2015.

Executive Compensation Philosophy

We strive to establish compensation practices that attract, retain and reward our executive officers, as well as strengthen the mutuality of interests between our executive officers and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our executive officers with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards executive officers for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of executive officer compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual short-term incentive opportunities and long-term equity incentive awards. Since 2006, the Compensation Committee has tied the executive officers’ bonus opportunity under our Short-Term Incentive Plan to the achievement of certain financial performance objectives and in 2015 the Compensation Committee also tied the vesting of all or a portion of long-term equity incentive awards to the financial performance of the Company by granting PBUs, which vest and become payable, if at all, only upon the attainment of certain levels of adjusted EBITDA over a two-year performance period. In 2016, the Compensation Committee granted PBUs with vesting terms that require the Company to attain certain levels of adjusted EBITDA and revenue for the two-year performance period ending December 31, 2017. We describe our 2016 Short-Term Incentive Plan in greater detail below under “Cash Bonus – 2016 Short-Term Incentive Plan” and describe the 2016 long-term equity incentive awards in more detail under “Long-Term Equity Incentive Compensation – Grant of PBUs.”

Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys, including data regarding base salaries, total cash compensation (salary plus target bonus), and total direct compensation (total cash compensation plus equity grant value). Most recently, in 2016 the Compensation Committee asked Pearl Meyer to perform a review of its executive compensation program and to assess the pay competitiveness for its executive officers. The data provided in the Pearl Meyer study is among many of the variables, including the recent performance and strategic fit of the named executive officers, considered by the Committee when making compensation decisions.

Overview of Executive Compensation Program

We have designed our compensation program to provide our executive officers with a combination of cash (salary and short-term incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2016, our executive officer compensation program primarily consisted of the following elements:

•	base salary;

•	cash Short-Term Incentive Plan; and

•	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation to:

•	motivate executive officers to deliver superior performance in the short-term by providing competitive base salaries and annual cash short-term incentive opportunities;

•	align the interests of executive officers with the long-term interests of the shareholders through the grant of long-term equity incentive awards that vest over time or based on the multi-year financial performance of the Company; and

•	provide an overall compensation package that is competitive and, therefore, promotes executive recruitment and retention.

For purposes of this proxy statement, our named executive officers for the year ended December 31, 2016 were as follows:

Name	Title
Ronald E. Stewart	President and Chief Executive Officer
Peter Limeri	Chief Financial Officer and Treasurer
Michael Cochrane	Senior Vice President – Global Client Operations
Victor A. Allums	Senior Vice President and General Counsel
Salvatore DePrima(1)	Senior Vice President – Growth & Market Development

(1)	Mr. DePrima was the Company’s Senior Vice President – Growth & Market Development until he left the Company effective February 10, 2017.

CEO Realizable Pay

We believe that the following table provides important supplemental information demonstrating the strong alignment between our executive compensation and Company performance. The following table compares, and details the significant differences between, the total direct compensation of our CEO over the last three years and the realizable pay of our CEO over the same period. For purposes of the table below, total direct compensation is comprised of the compensation reported in the Summary Compensation Table with respect to Mr. Stewart’s base salary and long-term equity incentive awards plus his target bonus opportunity under the Short-Term Incentive Plan for such year. Realizable pay is intended to measure the amount of pay that Mr. Stewart actually received or can reasonably expect to receive and consists of base salary, actual cash bonus payouts, and the actual amount of pay delivered from long-term equity incentive awards, including an estimate (if determinable), as of the most recent fiscal year end, of the value of awards granted in a fiscal year that have either not yet vested or have not yet been exercised. The information contained in the table below is supplemental information and is not a substitute for the information reported in the Summary Compensation Table or other information required to be reported by the SEC.

As shown below, our CEO’s realizable pay has been substantially below his total direct compensation because (a) total direct compensation includes the target cash bonus opportunity for Mr. Stewart under the Short-Term Incentive Plan without regard to whether such amount was earned and resulted in actual compensation, and (b) the Summary Compensation Table requires the inclusion of (i) the grant date fair value of PBUs at the target level of financial performance even though the PBUs granted in 2015 have been forfeited and no value will ever be realized from those PBUs, (ii) the grant date fair value of stock options as calculated in accordance with GAAP, and (iii) the grant date fair value of SARs as calculated in accordance with GAAP. However, realizable pay reflects only the amounts, if any, actually received by Mr. Stewart through cash bonus payouts under the Short-Term Incentive Plan, the exercise of stock options, the vesting and payout of SARs and PBUs, and includes an estimate (if determinable), as of the most recent fiscal year end, of the value of outstanding stock options, SARs and PBUs granted in a fiscal year that have either not yet vested or have not yet been exercised.

	2014				2015				2016
	Total Direct Compensation		Realizable Pay		Total Direct Compensation		Realizable Pay		Total Direct Compensation		Realizable Pay
Base Salary	$515,000		$515,000		$515,000		$515,000		$515,000		$515,000
Cash Bonus	$386,250	(1)	$0	(2)	$386,250	(1)	$0	(3)	$463,500	(1)	$393,174
Options	$904,733	(4)	$0	(5)	—		—		—		—
SARs	—		—		—		—		$369,660	(4)(6)	$238,000	(7)
PBUs	—		—		$1,040,000	(8)	$0	(9)	$590,000	(8)	—	(10)

Total	$1,805,983		$515,000		$1,941,250		$515,000		$1,938,160		$1,146,174

Realizable Pay as % of Total Direct Compensation	28.5%				26.5%				85.0%(11)

(1)	Reflects amounts disclosed in the Grants of Plan-Based Awards table in the respective proxy statement.
(2)	Mr. Stewart voluntarily chose not to accept his earned bonus for 2014.

(3)	Based on the Company’s failure to achieve the minimum performance EBITDA target for fiscal year 2015, no annual cash incentives were earned or paid to our CEO under the 2015 Short-Term Incentive Plan.
(4)	This amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2016.
(5)	As of December 31, 2016, all of the stock options granted to our CEO during fiscal year 2014 were underwater, meaning that the exercise price per share exceeded the closing price of our common stock on that date, and as such those stock options have been attributed a value of $0.
(6)	All SARs issued to Mr. Stewart vest and become payable in cash in a lump sum on June 30, 2018.
(7)	Each of Mr. Stewart’s SARs represents the right to receive cash in an amount equal to the excess of the (i) fair market value, as of June 30, 2018, of the share of the Company’s common stock with respect to which such SAR relates over (ii) $4.71. This column shows the aggregate dollar value of the SARs using the closing stock price on December 30, 2016 of $5.90 per share.
(8)	This amount represents the grant date fair value of awards at the target level of financial performance in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2016.
(9)	The $0 value attributed to the PBUs granted in March 2015 reflects the determination as of the end of the first fiscal year of the two-year performance period, that achievement of even the threshold financial performance goal was not probable. These PBUs were forfeited by the CEO.
(10)	As fiscal year 2016 was the first year of the two-year performance period, none of the PBUs granted in March 2016 have yet vested. Whether such PBUs will vest and become payable now depends on the financial performance of the Company in 2017, which is unknown at this time. As the Company is not able to determine whether the performance targets for such PBUs will be achieved, it is not able to assign an estimated fair market value to these PBUs.
(11)	Since the Company is not able to assign an estimated fair market value to the PBUs granted in March 2016, realizable pay as a percentage of total direct compensation for 2016 excludes the value of these PBUs (including the grant date fair value of the PBUs set forth in the total direct compensation column for fiscal year 2016).

In summary, a very large portion of our CEO’s total direct compensation as presented in the Summary Compensation Table represents an estimate of potential pay, without regard to the extent to which or whether the amounts will ever result in actual compensation in the future, and the information provided in the above table demonstrates that much of the CEO’s total direct compensation for fiscal years 2014 through 2016 has not been realized, and in some cases, will never be realized. The compensation of our other named executive officers is comprised of similar components and thus the realizable pay of our other named executive officers has also been substantially below the total direct compensation of our named executive officers for fiscal years 2014 through 2016.

Process for Establishing Executive Compensation

Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. Since 2008, the Compensation Committee has engaged Pearl Meyer, an independent compensation consultant, to provide advice on executive compensation. Pearl Meyer is very well acquainted with the Company and its competitive landscape. Since its original engagement, Pearl Meyer has performed executive compensation studies from time to time for the Compensation Committee (most recently in 2016) and has presented to the Compensation Committee various analyses regarding the structure and content of the Company’s executive compensation program. We have inquired and confirmed that there are no conflicts of interest between any of our directors or executive officers and Pearl Meyer.

Market Compensation Information. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time Pearl Meyer provides compensation data for a “peer group” of publicly traded companies. In 2016, the Compensation Committee requested that Pearl Meyer review the composition of the Company’s peer group and make recommendations regarding any changes or updates to the peer group. In September 2016, Pearl Meyer presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry classification, business models, size and complexity of other public companies. After careful deliberation and review of the Pearl Meyer report, the Compensation Committee approved the following professional/business services and information technology services companies as the Company’s peer group for compensation reference purposes:

CRA International, Inc.	Planet Payment, Inc.
CSP Incorporated	Performant Financial Corporation
Edgewater Technology, Inc.	PFSweb, Inc.
The Hackett Group, Inc.	PROS Holdings, Inc.
Information Services Group, Inc.	RCM Technologies, Inc.
Innodata Inc.	ServiceSource International, Inc.
NetSol Technologies, Inc.

Compensation of the CEO. On November 15, 2013, following the departure of our former President and CEO, the Board of Directors appointed Ronald E. Stewart, a member of our Board of Directors since November 2012, to serve as interim President and interim CEO until the Board of Directors appointed a permanent President and CEO. On December 13, 2013, the Board of Directors announced the appointment of Mr. Stewart as our President and CEO, effective December 13, 2013.

In connection with the appointment of Mr. Stewart as our President and CEO, the Compensation Committee consulted with Pearl Meyer regarding the design of Mr. Stewart’s compensation arrangement. The Compensation Committee also took into consideration Mr. Stewart’s abilities and experience and his knowledge of the Company through his service as a director, as well as the results of the Company’s 2013 Say-on-Pay vote and feedback from a number of our large shareholders regarding the compensation of our former President and CEO. Mr. Stewart’s overall compensation package was established through arm’s length negotiations with the Compensation Committee, and was reflected in an employment agreement with Mr. Stewart. While it is an attractive and competitive compensation arrangement, it includes a lower base salary and lower target and maximum short-term incentive opportunities than were part of the compensation arrangements with the Company’s previous President and CEO. Mr. Stewart’s original employment agreement provided for an annual base salary of $515,000 and an annual target short-term incentive equal to 75% of his annual base salary and a maximum short-term incentive equal to 150% of his annual base salary, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee.

In addition to his salary and annual bonus opportunity, the Compensation Committee also granted on December 13, 2013, the day that he was named permanent President and CEO, a one-time equity grant of 100,000 non-qualified stock options and 150,000 shares of restricted stock, subject to time-vesting requirements. The non-qualified stock options have a seven-year term, and an exercise price of $6.54, which was the closing price of the Company’s common stock on the date of the grant. One-third of the non-qualified stock options vested on each of June 15, 2015 and June 15, 2016, and the remaining non-qualified stock options will vest on June 15, 2017. The shares of restricted stock vested in full on December 13, 2016.

On April 27, 2016, the Company entered into an amendment of Mr. Stewart’s original employment agreement which provides for the increase of Mr. Stewart’s target and maximum short-term incentive opportunities from 75% and 150% of his annual base salary, respectively, to 90% and not less than 180% of his annual base salary, respectively. As of March 2017, the Compensation Committee has increased Mr. Stewart’s target and maximum short-term incentive opportunities to 100% and not less than 200%, respectively. The amendment to Mr. Stewart’s employment agreement also extended the term of the agreement until December 31, 2018 and provided for the grant of 200,000 SARs, which vest and become payable in cash in a lump sum (net of applicable withholdings) on June 30, 2018, subject to Mr. Stewart’s continued employment through such date. Upon vesting, the Company will pay Mr. Stewart an amount equal to the excess of (i) the fair market value, as of June 30, 2018, of the shares of the Company’s common stock with respect to the SARs that have become vested and payable over (ii) the aggregate initial value of such SARs. The initial value of each SAR is equal to $4.71, the closing price of the Company’s common stock on April 27, 2016.

The Compensation Committee reviews the performance and compensation of our CEO each year. In evaluating the compensation of the CEO, the Compensation Committee considers factors such as his skills, relevant experience and recent performance, as well as market compensation data. See “Employment Arrangements” below for a further description of the Company’s employment agreement with Mr. Stewart.

Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee, in consultation with the CEO, considers the skills, relevant experience and qualifications of the officer, as well as market compensation data, the recommendations of Pearl Meyer and the compensation arrangement with the executive officer’s former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The CEO annually reviews the performance of the other executive officers, including our named executive officers. The Compensation Committee, in consultation with the CEO, then determines the amount of compensation for the other executive officers, including our other named executive officers, for the upcoming year. With respect to these executive officers, the Compensation Committee and the CEO consider multiple factors in establishing the terms of their compensation packages, including the skills, relevant experience, recent performance and strategic fit of each executive officer at the Company, as well as market compensation data.

The compensation packages for Messrs. Limeri, Cochrane, Allums and DePrima are reflected in their employment agreements entered into in September 2014, April 2014, November 2008 and May 2016, respectively. See “Employment Arrangements” below for a description of the Company’s employment agreements with its named executive officers.

2016 Compensation Decisions

In March 2016, after reviewing the performance of each executive officer and reviewing relevant market compensation information, the Compensation Committee decided not to increase the base salary of the CEO or the Senior Vice President – Global Client Operations and to make only modest increases (i.e. generally 3% to 4%, with one executive officer whose base salary was below the 50th percentile benchmark receiving an increase of approximately 8%) to the salaries of the other executive officers, including the Company’s then-serving named executive officers, as described in more detail below under “Base Salary.”

The Compensation Committee also granted long-term equity incentive awards to its executive officers in March 2016. In an effort to more closely tie executive long-term equity compensation to the Company’s long-term operational performance, the Compensation Committee elected to continue granting annual long-term equity incentive awards in the form of PBUs, but with certain modifications to the design used in the PBU awards made in fiscal year 2015. The PBUs granted in March 2016 vest, if at all, based upon the levels of adjusted EBITDA and revenue that the Company achieves for the two-year performance period ending December 31, 2017, as more fully described below under “Long-Term Equity Incentive Compensation – Grant of PBUs”. If vested, 43% of the vested PBUs will be paid in whole shares of common stock and 57% of the vested PBUs will be paid in cash in an amount equal to the share value of such vested PBUs. In granting the 2016 long-term equity incentive awards, the Compensation Committee focused on a number of factors, including the projected growth of the Company’s revenue and adjusted EBITDA reflected in the vesting criteria for the PBUs and associated shareholder value creation expected from such growth, the number of shares available for grant under the 2008 Equity Incentive Plan, the projected future value of the PBUs to be awarded and the aggregate retention strength of all unvested equity held by executive officers. After the Compensation Committee determined that the CEO’s grant would consist of 125,000 PBUs, the CEO made recommendations to the Compensation Committee for grants to other executive officers. After considering the CEO’s recommendation and other relevant information, the Compensation Committee determined the amount of the equity grants to each of our executive officers.

In March 2016, the Compensation Committee also approved the material terms of the 2016 Short-Term Incentive Plan, as described below under “Cash Bonus – 2016 Short-Term Incentive Plan.” The Compensation Committee included adjusted EBITDA and revenue objectives in the 2016 Short-Term Incentive Plan as the criteria for the amounts of the actual bonus payouts, if any, to individual named executive officers and other plan participants. Both revenue and adjusted EBITDA objectives were included in the design of the 2016 Short-Term Incentive Plan to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability. The Compensation Committee also decided in March 2016 to increase the 2016 target and maximum short-term incentive opportunities (as a percentage of such executive officer’s respective base salary) for each of the Company’s Chief Financial Officer and Senior Vice President – Global Client Operations from 50% and 100%, respectively, to 55% and not less than 110%, respectively.

In April 2016, the Compensation Committee approved the grant of 200,000 SARs to Mr. Stewart under the 2008 Equity Incentive Plan in connection with the amendment of Mr. Stewart’s employment agreement to extend the term of that agreement through December 31, 2018. The SARs cover 200,000 shares of the Company’s common stock, no par value per share, with an initial value per share equal to $4.71, the closing price of the Company’s common stock on April 27, 2016. The SARs will vest and become payable in cash in a lump sum (net of applicable withholdings) on June 30, 2018, subject to Mr. Stewart’s continued employment through such date. Upon vesting, the Company will pay Mr. Stewart an amount equal to the excess of (i) the fair market value, as of June 30, 2018, of the shares of the Company’s common stock with respect to the SARs that have become vested and payable over (ii) the aggregate initial value of such SARs.

Elements of the Company’s Executive Compensation Program

Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment by the Compensation Committee. In establishing base salaries for our named executive officers, the Compensation Committee considers market compensation information, including data regarding compensation paid by our peer group. As described above, our CEO’s base salary was determined through arm’s length negotiations in connection with the negotiation of his Employment Agreement. The Compensation Committee did not increase the salary of the CEO or the Senior Vice President – Global Client Operations in 2016. With regard to the other executive officers, the Compensation Committee made only modest increases to their base salaries, including the base salaries of the Company’s then-serving named executive officers, in March 2016 following a review of their performance and competitive positioning.

The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2016:

Named Executive Officer	Base Salary
Ronald E. Stewart	$515,000
Peter Limeri	$330,000
Michael Cochrane	$329,875
Victor A. Allums	$310,000
Salvatore DePrima(1)	$365,000

(1)	Mr. DePrima left the Company effective February 10, 2017.

Cash Bonus — 2016 Short-Term Incentive Plan. In 2006, we began the practice of adopting an annual Short-Term Incentive Plan (a short-term cash incentive plan with annual financial performance goals), through which we provide a cash bonus opportunity to certain of our senior employees, including all of our named executive officers. We continued this practice in 2016 through the 2016 Short-Term Incentive Plan (also referred to herein as the “STI Plan”). The STI Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2016 financial objectives. Approximately 50 U.S. and international employees participated in the STI Plan, including each of our named executive officers.

Cash bonuses under the STI Plan were contingent upon our achievement of certain 2016 financial performance objectives. The bonus payouts under the STI Plan, if any, were to be determined based on the Company’s level of achievement of pre-bonus adjusted EBITDA and revenue in 2016. The Compensation Committee believed that including both revenue and adjusted EBITDA components in the bonus calculation in 2016 was important to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability. Adjusted EBITDA for purposes of the STI Plan is earnings before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period and as approved by the Compensation Committee. For the Company’s CEO and all named executive officers, any payments under the STI Plan were to be based on the following: 60% on the Company’s 2016 revenue performance and 40% on the Company’s 2016 pre-bonus adjusted EBITDA performance, which components were calculated independent of each other. No bonus payments would be made under the STI Plan unless the Company achieved a minimum level of adjusted EBITDA and a minimum level of revenue, each as established by the Compensation Committee.

After the Company completed its annual financial planning and budgeting process for 2016, the Compensation Committee established the “threshold” and “target” pre-bonus adjusted EBITDA and revenue goals for the STI Plan and the “maximum” revenue goal for the STI Plan. The “target”

objectives set by the Compensation Committee in March 2016 for payments under the 2016 STI Plan were 2016 Company revenue of $146 million ($140.5 million after adjustments by the Compensation Committee for the impact of changes in foreign exchange rates during the year) and 2016 Company pre-bonus adjusted EBITDA of $21.5 million ($20.6 million after adjustments by the Compensation Committee for the impact of changes in foreign exchange rates during the year); however, if pre-bonus adjusted EBITDA was less than $19 million or 2016 Company revenue was less than $133 million, no bonuses (neither the revenue or the adjusted EBITDA component) would be paid under the STI Plan. Subject to the minimum pre-bonus adjusted EBITDA and Company revenue conditions for payment of any bonuses under the STI Plan, payout of each component (revenue and adjusted EBITDA) would begin once the applicable threshold financial performance was achieved.

Assuming achievement of a minimum level of adjusted EBITDA, at threshold revenue performance, none of the revenue component under the STI Plan would be earned, but such component began to be earned with the first dollar of 2016 Company revenue in excess of “threshold” performance; at target revenue performance, 100% of the revenue component under the STI Plan would be earned; and 200% of the revenue component would be earned at maximum revenue performance. The percentage of the revenue component under the STI Plan earned would be prorated between threshold and target and between target and maximum 2016 Company revenue performance based on actual results. Assuming achievement of a minimum level of revenue, at threshold adjusted EBITDA performance, 10% of the EBITDA component under the STI Plan would be earned, and 100% of the EBITDA component would be earned at target adjusted EBITDA performance. The percentage of the adjusted EBITDA component earned under the STI Plan would be prorated between threshold and target adjusted EBITDA performance based on actual results. If adjusted EBITDA exceeded the “target” adjusted EBITDA established by the STI Plan, 20% of such excess would be paid to the STI Plan participants based on the ratio that such participant’s target bonus amount bears to the sum of the target bonus amounts for all STI Plan participants.

Assuming achievement of a minimum level of 2016 Company revenue and pre-bonus adjusted EBITDA, the target bonus amount for each of Messrs. Allums and DePrima was 50% of the officer’s base salary, the target bonus amount for each of Messrs. Limeri and Cochrane was 55% of the officer’s base salary and the target bonus amount for Mr. Stewart was 90% of his base salary.

After the Company’s financial results for 2016 were finalized, the Committee determined 2016 STI Plan revenue to be $137.9 million (after excluding revenue from Lavante, Inc., acquired by the Company in October 2016) and determined 2016 STI Plan pre-bonus adjusted EBITDA to be $20.5 million (after adjustments by the Committee relating to the impact of Lavante, Inc. post-closing operations., costs relating to acquisition activities and certain strategic personnel investments). Based on the Company’s achievement of the minimum pre-bonus adjusted EBITDA performance and minimum revenue for payment of any bonuses under the STI Plan, bonuses were paid between the threshold and target level of the 2016 STI Plan to the Company’s named executive officers as follows:

Named Executive Officer	2016 Bonus Amount
Ronald E. Stewart	$393,174
Peter Limeri	$154,123
Michael Cochrane(1)	$200,000	(1)
Victor A. Allums	$131,620
Salvatore DePrima(2)	$102,030

(1)	Mr. Cochrane’s 2016 Bonus Amount includes a discretionary bonus of $45,935 based on the strong performance of the Company’s retail recovery audit business.
(2)	Mr. DePrima left the Company effective February 10, 2017.

Long-Term Equity Incentive Compensation – Grant of PBUs. The Company currently grants annual long-term equity incentive awards under the 2008 Equity Incentive Plan. In June 2014, our shareholders approved an amendment to the 2008 Equity Incentive Plan that increased the number of available shares under the plan by 3,000,000 shares. The 2008 Equity Incentive Plan expires on March 25, 2018, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards, including PBUs. As of April 20, 2017, there were 1,845,353 shares available for grant under the 2008 Equity Incentive Plan. The Company’s Board of Directors has approved a new incentive plan that is being submitted for shareholder approval at the 2017 Annual Meeting. See “Proposal 5 – Approval of the 2017 Incentive Compensation Plan.”

In 2016, long-term equity incentive awards to executive officers, including our named executive officers, were again granted in the form of PBUs. The Compensation Committee believed that its 2016 approach to long-term equity incentive compensation, i.e., making equity grants which vest, if at all, only upon the attainment of certain financial performance objectives achieved by the Company over a specified performance period, would provide appropriate long-term equity incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a PBU award only to the extent the Company achieves the designated financial performance objectives, the Compensation Committee believes that PBUs align the interests of management with those of shareholders and ensure that management realizes financial rewards only to the extent that the Company achieves its financial performance goals.

When determining the 2016 long-term equity grants, the Compensation Committee considered a number of factors, including the projected growth of the Company’s revenue and adjusted EBITDA reflected in the vesting criteria for the PBUs and associated shareholder value creation expected from such growth, the number of shares available for grant under the 2008 Equity Incentive Plan, the projected future value of the PBUs to be awarded and the aggregate retention strength of all unvested equity held by executive officers. On March 31, 2016, the Compensation Committee made grants of long-term equity incentive awards to certain of our employees, including the following grants of PBUs to our then-serving named executive officers:

Name	PBUs
Ronald E. Stewart	125,000
Peter Limeri	90,000
Michael Cochrane	80,000
Victor A. Allums	68,000

The vesting of PBUs granted to executive officers in 2016 is tied to the Company’s revenue and adjusted EBITDA performance over a two-year performance period. Specifically, 65% of the PBUs granted to executive officers in 2016 vest and become payable based on the cumulative revenue and 35% of the PBUs granted to executive officers in 2016 vest and become payable based on the cumulative adjusted EBITDA, in each case, that the Company achieves for the two-year performance period ending December 31, 2017. At the threshold performance level, 35% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 150% of the PBUs will become vested and payable. If performance falls between the stated performance levels, the percentage of PBUs that become vested and payable will be based on straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 150% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level). If vested, 43% of the vested PBUs will be paid in whole shares of common stock and 57% of the vested PBUs will be paid in cash in an amount equal to the share value of such vested PBUs. The PBUs will become payable, if at all, no later than 15 days after the Committee determines the financial performance achieved for the performance period (which determination cannot, in any event, be earlier than January 2018 or after April 2018).

The target levels for revenue and adjusted EBITDA were designed to incentivize meaningful growth in Company revenue and adjusted EBITDA and are aligned with financial performance expected to result in significant enterprise value creation. Achievement of the revenue and adjusted EBITDA performance levels required for vesting of any of the PBUs will require substantial improvement over the Company’s comparable revenue and adjusted EBITDA performance in 2015. As fiscal year 2016 was the first year of the two-year performance period, none of the PBUs granted in March 2016 have yet vested and the Company is not able to determine whether the performance targets for such PBUs will be achieved. Whether such PBUs will vest and become payable now depends on the financial performance of the Company in 2017, which is unknown at this time.

For all named executive officers, in accordance with the terms of the PRGX Performance-Based Restricted Stock Unit Agreement entered into by such officers in connection with the Company’s issuance of the PBUs, a pro rata portion of the PBUs will vest in the event an officer’s employment is terminated without cause or the officer terminates employment for “good reason” and the PBUs vest and become payable in accordance with the performance vesting schedule. If an officer’s employment with the Company terminates for any other reason (including death or incapacity), the PBUs will be immediately forfeited by the officer upon the termination of his or her employment. All PBUs vest and become payable at the target performance level upon a change of control of the Company.

Employment Arrangements

We have entered into executive employment agreements with Messrs. Stewart, Limeri, Cochrane, Allums and DePrima. We describe each of these agreements in more detail below.

Employment Agreements

Ronald E. Stewart. On December 13, 2013, we entered into an executive employment agreement with Mr. Stewart, the Company’s President and CEO. Mr. Stewart’s executive employment agreement provides for an annual base salary of $515,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Stewart will be eligible for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Stewart a one-time equity grant of 100,000 non-qualified stock options, which vest over a period of three years from the date of the grant, and 150,000 shares of restricted stock, which vest in full on the third anniversary of the date of grant. In addition, Mr. Stewart’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Stewart is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Stewart’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On April 27, 2016, we entered into an amendment to Mr. Stewart’s executive employment agreement, which extended the term of his agreement until December 31, 2018. The amendment also provides for the increase of Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary) from 75% and 150%, respectively, to 90% and not less than 180%, respectively, and the grant of 200,000 SARs, which vest and become payable in cash in a lump sum on June 30, 2018.

Under Mr. Stewart’s amended employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or in the event of Mr. Stewart’s death or incapacity, the portion of unvested shares of restricted stock initially granted to him that will vest on an accelerated basis is to be based on a combination of time (service as CEO since grant date) and appreciation in the price of the Company’s stock since the date of grant. In the event Mr. Stewart’s employment is terminated without cause, if he terminates his employment for “good reason,” in the event of Mr. Stewart’s death or incapacity, or if the Company chooses to not extend the term of his employment agreement, the unvested options initially granted to Mr. Stewart will vest on a pro rata basis determined by the amount of time Mr. Stewart has been employed by the Company. The outstanding options initially granted to Mr. Stewart will remain outstanding until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options. Pursuant to Mr. Stewart’s amended employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or in the event of Mr. Stewart’s death or incapacity, a prorated number of the 200,000 SARs granted to him on April 27, 2016 shall vest and become payable (to the extent not vested or paid previously) no later than fifteen (15) days following the date of Mr. Stewart’s termination of employment. In the event of a change in control, pursuant to the respective award agreements, all of Mr. Stewart’s equity awards will become vested and non-forfeitable. If the Company terminates Mr. Stewart’s employment for cause or Mr. Stewart terminates his employment for other than good reason, the employment agreement terminates and Mr. Stewart forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested options.

Peter Limeri. On September 11, 2014, the Company entered into an employment agreement with Mr. Limeri, the Company’s Chief Financial Officer and Treasurer. Mr. Limeri’s executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Limeri’s employment agreement provides for an annual base salary of $300,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Limeri’s annual base salary effective as of April 1, 2017 was $330,000. Mr. Limeri also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Limeri’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Limeri in the event of the termination of his employment.

Under Mr. Limeri’s employment agreement, he was entitled to receive a one-time equity grant consisting of 50,000 shares of restricted stock and 90,000 non-qualified stock options. One-third of the restricted stock and non-qualified stock options vested on each of September 11, 2015 and September 11, 2016 and the remaining restricted stock and non-qualified stock options will vest on September 11, 2017, subject to Mr. Limeri’s continued employment with the Company. The non-qualified stock options have a six-year term and exercise prices of $6.04, $6.64 and $7.24 per share for the options vesting on September 11, 2015, 2016 and 2017, respectively. Under Mr. Limeri’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or the Company chooses to not extend the term of his employment agreement, a prorated number of unvested options, restricted stock and other equity-based awards that would vest as of the first applicable vesting date immediately following the date of termination for each type of award will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Limeri. In such circumstances, any vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If Mr. Limeri’s employment with the Company terminates for any other reason, he immediately forfeits all unvested shares of restricted stock and all unvested options and, in the case of termination for cause, he also immediately forfeits all vested options. All shares of restricted stock and unvested options become 100% vested upon a change of control of the Company.

Michael Cochrane. On April 24, 2014, the Company entered into an employment agreement with Mr. Cochrane, the Company’s Senior Vice President – Global Client Operations. Mr. Cochrane’s executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Cochrane’s employment agreement provides for an annual base salary of $325,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Cochrane’s annual base salary effective as of April 1, 2017 was $329,875. Mr. Cochrane also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Cochrane’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Cochrane in the event of the termination of his employment.

Victor A. Allums. On November 28, 2008, the Company entered into an employment agreement with Mr. Allums, the Company’s Senior Vice President, General Counsel and Secretary. Mr. Allums’ executive employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Allums’ employment agreement provides for an annual base salary of $240,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Allums’ annual base salary effective as of April 1, 2017 was $310,000. Mr. Allums also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Allums’ executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Allums in the event of the termination of his employment.

For each of Mr. Cochrane and Mr. Allums, in accordance with the terms of their respective employment agreements, unvested shares of restricted stock and unvested restricted stock units with service-based vesting will automatically vest in the event the officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of the officer’s employment agreement. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock and unvested restricted stock units. All shares of restricted stock and restricted stock units become 100% vested upon a change of control of the Company. In accordance with the terms of these named executive officers’ respective employment agreements, all unvested options with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company is terminated for cause, the officer immediately forfeits all vested and unvested options. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested options, and must exercise vested options within 90 days, after which time such vested, unexercised options expire. The options become 100% vested upon a change of control.

Salvatore DePrima. On May 5, 2016, the Company entered into an employment agreement with Mr. DePrima, the Company’s Senior Vice President – Growth & Market Development. Mr. DePrima’s executive employment agreement provided for him to serve for an initial term of one year which would automatically be extended for additional one-year periods, unless either party notified the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. DePrima’s employment agreement provided for (i) an annual base salary of $365,000 (subject to increase at the discretion of the Compensation Committee), (ii) eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee and prorated based on the number of days Mr. DePrima was employed during calendar year 2016, and (iii) a one-time supplemental bonus in the amount of $35,000. Under Mr. DePrima’s employment agreement, he was entitled to receive a one-time equity grant consisting of 60,000 non-qualified stock options and 60,000 PBUs with the same design as the PBUs awarded to the Company’s other executive officers in March 2016. The options would have vested in three equal installments on each of May 5, 2017, 2018 and 2019, subject to Mr. DePrima’s continued employment with the Company at each such date. The options have a seven-year term and an exercise price of $4.79. Each PBU granted to Mr. DePrima corresponded to one share of common stock of the Company. If vested, 43% of the vested PBUs would be paid in whole shares of common stock and the remaining PBUs would be paid in cash in an amount equal to the remaining vested PBUs. 65% of the PBUs would vest and become payable based on the revenue and 35% of the PBUs would vest and become payable on the adjusted EBITDA that the Company achieves, in each case, for the two-year performance period ending December 31, 2017. In addition, Mr. DePrima’s executive employment agreement contained standard non-competition and non-solicitation provisions.

Effective as of February 10, 2017, Mr. DePrima’s employment with the Company was terminated without cause. Upon the termination of Mr. DePrima’s employment, and in accordance with his employment agreement, the Company will make severance payments to Mr. DePrima based on his annual salary at the time of termination for a period of nine months from February 10, 2017 and pay a prorated amount, if any, of Mr. DePrima’s actual earned bonus for fiscal year 2017. The Company will also continue health plan coverage for Mr. DePrima, his spouse, and his eligible dependents for nine months from February 10, 2017 on the same basis and at the same cost as if he remained employed. 15,000 non-qualified stock options granted to him in May 2016 vested in full once the release agreement executed by Mr. DePrima became binding and irrevocable. Such vested options will remain outstanding until February 10, 2018. Further, in accordance with Mr. DePrima’s PBU award agreement, if the PBUs vest and become payable in accordance with their terms following the two-year performance period ending December 31, 2017, Mr. DePrima is entitled to a prorated payout based on his service during the performance period. All of Mr. DePrima’s other outstanding stock options were forfeited by Mr. DePrima as of February 10, 2017. Mr. DePrima is also entitled to outplacement services of up to $20,000. The nine-months’ salary, prorated bonus, healthcare plan continuation, equity vesting and outplacement services to be provided were all in accordance with the terms of Mr. DePrima’s employment agreement with the Company and the grant agreement applicable to his PBUs. Mr. DePrima signed a release and waiver of claims in favor of the Company and its affiliates effective as of March 1, 2017.

401(k) Plan

We currently sponsor a 401(k) plan for all of our eligible employees, including our named executive officers. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $18,000 in 2016) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $6,000 in 2016) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. We made Company matching contributions of approximately $0.8 million and $0.9 million to the 401(k) plan in each of 2016 and 2015, respectively, with respect to participant contributions in 2015 and 2014.

Perquisites

We provide our named executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses, tax equalization payments and airfare reimbursement.

Executive Stock Ownership Guidelines

In September 2011, we established stock ownership guidelines for our executives to further align their interests with those of our shareholders. Each of our executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Covered Executives”), including all of our named executive officers, has until five years after the later of the date of adoption of the guidelines or the date he or she becomes an executive officer to achieve stock ownership equal to the lesser of the value of the respective salary multiple or the respective fixed number of shares, each as set forth in the following table:

Officer	Ownership Guideline
Chief Executive Officer	4.0x salary or 275,000 shares
All other executive officers	1.5x salary or 50,000 shares

Additionally, each Covered Executive is expected to achieve stock ownership equal to fifty percent of the applicable guideline within three years after the later of the date of adoption of the guidelines or the date he or she becomes a Covered Executive.

In calculating a Covered Executive’s stock ownership for the purpose of the ownership guidelines, the number of shares of the Company’s common stock directly or indirectly owned by the Covered Executive as reported to the SEC (excluding non-vested restricted stock or restricted stock units) are added to one-third of any vested outstanding stock options or stock-settled stock appreciation rights held by the Covered Executive.

In the event of financial hardship or other good cause, the Compensation Committee may approve exceptions to the executive stock ownership guidelines from time to time as the Compensation Committee deems appropriate. As of December 31, 2016, all of our executive officers were in compliance with the required stock ownership guidelines.

Recoupment Policy

Our Board of Directors has adopted a compensation recoupment policy (the “Recoupment Policy,” also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to materially restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Board) with any financial reporting requirement under the federal securities laws, the Company will seek to recover performance-based compensation from (i) any current or former executive officer of the Company and (ii) any current or former member of the Company’s senior management that reports directly to the CEO, who received performance-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare a material financial restatement (each, a “Covered Employee”). The amount to be recovered from the Covered Employee will be based on the excess, if any, of the performance-based compensation paid to such person based on the erroneous data over the performance-based compensation that would have been paid to such person if the financial statements had been as presented in the restatement. The Compensation Committee may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees, including all executive officers, and all directors from engaging in “short sales” of the Company’s securities, but the Company does not have a broader policy prohibiting employees and directors from entering into other types of securities arrangements involving the Company’s stock that are considered to be “hedging” transactions or that in any way would benefit the employee or director from a decline in the Company’s stock price during some specified period of time. However, the SEC has proposed new rules regarding disclosure of “hedging” policies and the Board expects to amend the Company’s policy in light of these new rules if they are adopted as proposed.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. Considering numerous factors including the following, the Compensation Committee does not believe that the current incentive compensation programs would lead the organization to take “excessive risk” and, therefore, believes that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company:

•	the Company’s incentive programs include both short-term and long-term elements;

•	Short-Term Incentive Plan opportunities are determined by multiple financial performance measures, including adjusted EBITDA, a measure of profitability, have a gradual funding mechanism and/or require the achievement of a minimum revenue and adjusted EBITDA before any payout;

•	prior to 2015, long-term equity incentive awards were typically a combination of stock options and either restricted stock or restricted stock units. In 2016, the Compensation Committee awarded PBUs, which are performance-based awards with vesting tied to the Company’s achievement of a certain level of Company revenue and pre-bonus adjusted EBITDA;

•	executive officers are required to obtain and maintain a meaningful level of stock ownership during the tenure with the Company; and

•	adequate, but not excessive, severance and change-in-control protection is provided to executive officers in the event of job loss.

Income Deduction Limitations

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)’s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the Company. Accordingly, the Compensation Committee has previously approved elements of compensation for certain officers that are not fully deductible, and may do so again in the future under appropriate circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

Joseph E. Whitters, Chairman
David A. Cole
Mylle H. Mangum

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Chief Financial Officer, and the other three most highly paid executive officers of the Company in 2016 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)	($)
Ronald E. Stewart, President and Chief Executive Officer(4)	2016 2015 2014	515,000 515,000 515,000	— — —	590,000 1,040,000 —	369,660 — 904,733	393,174 — —	3,000 3,000 —	1,870,834 1,558,000 1,419,733
Peter Limeri, Chief Financial Officer and Treasurer(5)	2016 2015 2014	323,639 303,396 88,846	— — —	424,800 760,000 302,000	— — 154,227	154,123 — 14,031	3,000 3,000 —	905,562 1,066,396 559,104
Michael Cochrane, Senior Vice President - Global Client Operations(6)(7)	2016 2015 2014	329,888 328,683 317,160	— — —	377,600 700,000 254,400	— — 316,657	200,000 — 48,894	3,000 3,000 3,000	910,488 1,031,683 940,111
Victor A. Allums, Senior Vice President and General Counsel(8)	2016 2015 2014	307,697 298,020 289,849	— — —	320,960 560,000 95,400	— — 153,805	131,620 — 45,192	3,000 3,000 3,000	763,277 861,020 587,246
Salvatore DePrima Senior Vice President – Growth & Market Development(9)	2016	234,442	35,000	287,400	173,064	102,030	3,000	834,963

(1)	The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2016 Stock Awards compensation reported for Mr. Stewart, Mr. Limeri, Mr. Cochrane and Mr. Allums relates to awards of performance-based restricted stock units (“PBUs”) granted in March 2016 pursuant to the 2008 Equity Incentive Plan. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plan. The 2016 Stock Awards compensation reported for Mr. DePrima relates to awards of PBUs granted as an inducement to his employment in May 2016. At this time the Company is not able to determine whether the financial performance criteria for the vesting of PBUs granted in 2016 will be achieved. Whether such PBUs will vest and become payable depends on the financial performance of the Company in 2017, which is unknown at this time. The 2015 Stock Awards compensation reported for all named executive officers relates to awards of PBUs granted in March 2015 pursuant to the 2008 Equity Incentive Plan. Based on the Company’s financial results for the two-year performance period ended December 31, 2016, all of the PBUs granted in 2015 were forfeited. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2016.
(2)

The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plan. Mr. Stewart’s 2016 Option Awards compensation includes an award of cash-settled stock appreciation rights (“SARs”) covering 200,000 shares of the Company’s common stock, which was granted to Mr. Stewart under the Company’s 2008 Equity Incentive Plan in connection with the execution of the amendment to his employment agreement in April 2016. “See Compensation Discussion and Analysis—Compensation of the Chief Executive Officer” for a description of the SARs. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2016.
(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Short-Term Incentive Plan in 2016 and 2014, which amounts were paid in March 2017 and March 2015, respectively. Mr. Stewart voluntarily chose not to accept his earned bonus for 2014. No amounts were earned by named executive officers pursuant to the Company’s 2015 Short-Term Incentive Plan. See “Compensation Discussion and Analysis – Cash Bonus – 2016 Short-Term Incentive Plan” for a description of the 2016 Short-Term Incentive Plan.
(4)	Mr. Stewart’s reported All Other Compensation for 2015 and 2016 represents a matching contribution to the Company’s 401(k) Plan.
(5)	Mr. Limeri’s reported All Other Compensation for 2015 and 2016 represents a matching contribution to the Company’s 401(k) Plan.
(6)	Mr. Cochrane’s reported All Other Compensation for 2014, 2015 and 2016 represents a matching contribution to the Company’s 401(k) Plan.
(7)	Mr. Cochrane’s Non-Equity Incentive Plan Compensation in 2016 includes a discretionary bonus of $45,935.
(8)	Mr. Allums’ reported All Other Compensation for 2014, 2015 and 2016 represents a matching contribution to the Company’s 401(k) Plan.
(9)	Mr. DePrima left the Company effective February 10, 2017. Mr. DePrima’s reported All Other Compensation for 2016 represents a matching contribution to the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis - Employment Arrangements.”

Potential Payments Upon Termination or Change of Control

Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2016. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

Name	Benefit	Termination without Cause or Resignation with Good Reason- No Change of Control(1)	Termination without Cause or Resignation with Good Reason- Change of Control(2)	Termination with Cause(3)	Death, Disability or Resignation without Good Reason(4)
		($)	($)	($)	($)
Ronald E. Stewart	Severance Payment	515,000	772,500	—	—
	Bonus	393,174	393,174	—	393,174
	Health Care Coverage	0	0	—	—
	Vested Options and Restricted Stock(5)	0	2,590,500	—	—
	Outplacement Services	20,000	20,000	—	—
Peter Limeri	Severance Payment	329,992	494,988	—	—
	Bonus	154,123	154,123	—	154,123
	Health Care Coverage	14,894	22,341	—	—
	Vested Options and Restricted Stock(5)	98,341	1,750,341	—	—
	Outplacement Services	20,000	20,000	—	—
Michael Cochrane	Severance Payment	532,896	532,896	—	—
	Bonus	200,000	200,000	—	200,000
	Health Care Coverage	9,414	10,314	—	—
	Vested Options and Restricted Stock(5)	78,671	1,538,171	—	—
	Outplacement Services	20,000	20,000	—	—
Victor A. Allums	Severance Payment	310,000	465,000	—	—
	Bonus	131,620	131,620	—	131,620
	Health Care Coverage	16,085	24,127	—	—
	Vested Options and Restricted Stock(5)	29,500	1,256,700	—	—
	Outplacement Services	20,000	20,000	—	—
Salvatore DePrima(6)	Severance Payment	364,988	547,482	—	—
	Bonus	102,030	102,030		102,030
	Health Care Coverage	10,723	16,085	—	—
	Vested Options and Restricted Stock(5)	66,660	420,600	—	—
	Outplacement Services	20,000	20,000	—	—

(1)

Other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason (as defined in such named executive officer’s employment agreement), (y) is terminated by the Company without cause (as defined in such named executive officer’s employment agreement), or (z) terminates his employment upon the Company’s failure to renew such named executive officer’s employment agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to (A) the greater of one year or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Stewart and Mr. DePrima, (B) with respect to Mr. Stewart, 12 months, and (C) with respect to Mr. DePrima the greater of one year (or, if Mr. DePrima’s employment terminates before the first anniversary of the effective date of his employment, the greater of (x) six months and (y) the number of monthly anniversaries after the effective date of his employment that he remained employed) or the sum of four weeks for each full year of continuous service Mr. DePrima has with the Company (as applicable, the “Severance Period”); (ii) payment of any actual earned full-year bonus (prorated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the applicable Severance Period; (iv) payment of any accrued obligations; (v) vesting (A) with respect to Mr. Allums and Mr. Cochrane, in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; (B) with respect to Mr. Limeri and Mr. DePrima, of a prorated number of the outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (C) with respect to Mr. Stewart, if he terminates his employment for good reason or is terminated by the Company without cause, (x) of unvested options granted in connection with his appointment as CEO on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company and (y) of a prorated number (determined by Mr. Stewart’s length of service as CEO of the Company after the grant date) of the cash-settled SARs, and payment thereof, granted in connection with the amendment of his employment agreement in April 2016; and (vi) payment of up to $20,000 of outplacement services for all named executive officers. Additionally, with respect to Mr. Stewart, if the Company fails to provide written notice to Mr. Stewart, at least 120 days prior to the expiration of the term of his employment agreement, that the Company does not intend to seek an extension of his term, and Mr. Stewart terminates his employment upon expiration of the term in accordance with such agreement, Mr. Stewart also shall be entitled to receive payment of the his annual base salary for a period of four months.

For all named executive officers, a pro rata portion of the performance-based restricted stock units (“PBUs”) granted in March 2016 will remain outstanding for potential vesting despite the termination of the officer’s employment without cause or the officer’s termination of employment for good reason.

(2)	If a termination described in footnote (1) above occurs within two years of a change of control, all named executive officers would also receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to (A) the greater of 18 months or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Stewart and Mr. DePrima, (B) with respect to Mr. Stewart, 18 months, and (c) with respect to Mr. DePrima, the greater of 18 months (or, if Mr. DePrima’s employment terminates before the first anniversary of the effective date of his employment, the greater of (x) nine months and (y) the product of 1.5 multiplied by the number of monthly anniversaries after the effective date of his employment that he remained employed) or the sum of four weeks for each full year of continuous service Mr. DePrima has with the Company (the “Change in Control Severance Period”), and (ii) the named executive officer’s health care plan coverage shall continue for the applicable Change in Control Severance Period. In addition, in connection with a change of control, Mr. Stewart, Mr. Limeri and Mr. DePrima’s outstanding unvested options and restricted stock will vest in full.

For all named executive officers, the PBUs granted in 2016 will vest and become payable at the target performance level upon a change of control of the Company.

(3)	If the Company terminates a named executive officer’s employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.
(4)	If the named executive officer’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. In addition, if Mr. Stewart’s employment is terminated for reason of death or incapacity he shall also be entitled to (A) prorated vesting of unvested options granted in connection with his appointment as CEO based on Mr. Stewart’s length of service as CEO of the Company and (B) prorated vesting and payment of the cash-settled SARs granted in April 2016 in connection with the extension of his term as CEO based on Mr. Stewart’s length of service as CEO of the Company after the grant date. If a named executive officer resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. The bonus amounts reflected in this column represent the bonuses earned in 2016, which were paid in 2017.

(5)	The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 30, 2016 of $5.90. These amounts do not include the value of vested equity awards as of December 31, 2016.
(6)	Mr. DePrima left the Company effective February 10, 2017. Amounts shown for Mr. DePrima are hypothetical as of December 31, 2016. For actual amounts received in connection with the termination of Mr. DePrima’s employment, see “Compensation Discussion and Analysis - Employment Arrangements.”

Actual Payments Made Upon the Termination of Mr. DePrima

Effective as of February 10, 2017, Mr. DePrima’s employment with the Company ended. Mr. DePrima signed a release and waiver of claims in favor of the Company and its affiliates effective as of March 1, 2017. Upon the termination of Mr. DePrima’s employment, and in accordance with his employment agreement, Mr. DePrima received a severance package which is further described in “Compensation Discussion and Analysis - Employment Arrangements.”

Plan-Based Awards

The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2016

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units(2)(3)	All other Option Awards: Number of Securities Under- lying Options		Exercise Or Base Price of Option Awards		Grant Date Fair Value Of Stock And Option Awards(4)
		Threshold ($)	Target(5) ($)	Maximum(6) ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)		($/Sh)		($)

Ronald E. Stewart	— 3/31/16 4/27/16	18,540	463,500	—	—	—	—	125,000 —	— 200,000	(7)	— 4.71	(8)	590,000 369,660

Peter Limeri	— 3/31/16	7,260	181,500	—	—	—	—	90,000	—		—		424,800

Michael Cochrane	— 3/31/16	7,257	181,431	—	—	—	—	80,000	—		—		377,600

Victor A. Allums	— 3/31/16	6,200	155,000	—	—	—	—	68,000	—		—		320,960

Salvatore DePrima	— 5/5/16	4,867	121,667	—	—	—	—	60,000	—		—		283,400

(1)

The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of certain annual revenue and adjusted EBITDA objectives, all as provided in the Company’s 2016 Short-Term Incentive Plan. 60% of target bonus amounts were based on the Company’s 2016 revenue performance and 40% of the target bonus amounts under the 2016 Short-Term Incentive Plan were based on the Company’s 2016 adjusted EBITDA performance, which components were calculated independent of each other. The Company exceeded the specified minimum revenue and adjusted EBITDA conditions under the 2016 Short-Term Incentive Plan and payouts for both the revenue and adjusted EBITDA components of the 2016 Short-Term Incentive Plan were based on performance between threshold and target performance levels. The payouts for each of the executive officers under the 2016 Short-Term Incentive Plan were as follows: Mr.

Stewart $393,174, Mr. Limeri $154,123, Mr. Cochrane $154,065 and Mr. Allums $131,620. Mr. Cochrane was also awarded an additional discretionary bonus of $45,935 based on the strong performance of the Company’s retail recovery audit business. See “Compensation Discussion and Analysis – Cash Bonus – 2016 Short-Term Incentive Plan” for a description of the 2016 Short-Term Incentive Plan.
(2)	Grants of PBUs pursuant to the 2008 Equity Incentive Plan. Each PBU corresponds to a share of the common stock of the Company. If vested, 43% of the vested PBUs will be paid in whole shares of common stock and the remaining PBUs will be paid in cash in an amount equal to the value of the remaining vested PBUs. 65% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 35% of the PBUs vest and become payable on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2017. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the financial performance achieved for the performance period (which determination cannot, in any event, be earlier than January 2018 or after April 2018).
(3)	At the threshold performance level, 35% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 150% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 150% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the applicable threshold performance level). At the time the PBUs were granted, the target performance level was designed to incentivize meaningful growth in adjusted EBITDA and was aligned with financial performance expected to result in significant enterprise value creation.
(4)	The amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2016.
(5)	At target revenue performance, assuming the minimum level of adjusted EBITDA was achieved, 100% of the revenue component under the 2016 Short-Term Incentive Plan would have been earned and at target adjusted EBITDA performance, assuming the minimum level of revenue was achieved, 100% of the adjusted EBITDA component under the 2016 Short-Term Incentive Plan would have been earned.
(6)	At maximum revenue performance, assuming the minimum level of adjusted EBITDA was achieved, 200% of the revenue component under the 2016 Short-Term Incentive Plan would have been earned. There was no “maximum” pre-bonus adjusted EBITDA, assuming the minimum level of revenue was achieved, established by the 2016 Short-Term Incentive Plan. If adjusted EBITDA exceeded target adjusted EBITDA performance, 20% of such excess would have been paid to 2016 Short-Term Incentive Plan participants, with each participant’s share of such excess based on the ratio that the participant’s target bonus amount bears to the sum of the target bonus amounts for all 2016 Short-Term Incentive Plan participants.
(7)	Grant of SARs pursuant to the 2008 Equity Incentive Plan which vest on June 30, 2018.
(8)	Each of the SARs represents the right to receive cash in an amount equal to the excess of the (i) fair market value, as of June 30, 2018, of the share of the Company’s common stock with respect to which such SAR relates over (ii) $4.71.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)(1)	(#)(1)		($)			(#)(2)		($)(3)	(#)		($)(15)

Ronald E. Stewart	13,531 8,546 66,667 166,666 166,666 — —	— — 33,333 — — 166,668 200,000	(4) (5) (6)	7.72 5.55 6.54 6.36 6.99 7.63 4.71	(7)	11/11/2019 06/16/2020 12/12/2020 06/26/2020 06/26/2020 06/26/2020 06/30/2018				260,000 125,000	(12) (13)	1,534,000 737,500

Peter Limeri	30,000 30,000 —	— — 30,000	(8)	6.04 6.64 7.24		09/10/2020 09/10/2020 09/10/2020	16,668	(9)	98,341	190,000 90,000	(12) (13)	1,121,000 531,000

Michael Cochrane	10,000 8,750 9,375 24,375 58,333 58,333 —	— — — — — — 58,333	(5)	6.09 7.41 7.53 5.55 6.36 6.99 7.63		2/16/2018 5/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	13,334	(10)	78,671	175,000 80,000	(12) (13)	1,032,500 472,000

Victor A. Allums	18,000 33,750 30,000 28,333 28,333 —	— — — — — 28,334	(5)	7.41 7.53 5.55 6.36 6.99 7.63		05/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	5,000	(11)	29,500	140,000 68,000	(12) (13)	826,000 401,200

Salvatore DePrima	—	60,000		4.79		05/04/2023				60,000	(14)	354,000

(1)	In accordance with the terms of the employment agreements of Mr. Cochrane and Mr. Allums, all unvested options automatically vest in the event such officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In the event Mr. Limeri and Mr. DePrima’s employment with the Company is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of such officer’s employment agreement, a prorated number of unvested options that would vest as of the first applicable vesting date immediately following the date of termination will vest based on the number of months elapsed since the immediately preceding vesting date or, if none, since the grant date. With respect to Mr. Stewart, all unvested options granted in connection with his appointment as CEO will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company if his employment is terminated without cause or if he terminates his employment for “good reason.” In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If the employment with the Company of any named executive officer other than Mr. Stewart terminates for any other reason, all unvested options are immediately forfeited. With respect to Mr. Stewart, in the case of death or incapacity all unvested options granted in connection with his appointment as CEO will vest on a pro rata basis determined by Mr. Stewart’s length of service as CEO of the Company. Mr. Stewart’s unvested options are immediately forfeited if his employment terminates for any other reason. The options become 100% vested upon a change of control for all named executive officers.

(2)	In accordance with the terms of employment agreements of Mr. Cochrane and Mr. Allums, unvested shares of restricted stock with service-based vesting will automatically vest if the officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of the officer’s employment agreement. With respect to Mr. Limeri and Mr. DePrima, a prorated number of unvested shares of restricted stock that would vest as of the first applicable vesting date immediately following the date of termination will vest based on the number of months elapsed since the immediately preceding vesting date or, if none, since the grant date. All shares of restricted stock will become 100% vested upon a change of control for all named executive officers.
(3)	Based on $5.90 per share, the closing market price of the Company’s common stock on December 30, 2016.
(4)	These options will vest on June 15, 2017.
(5)	These options will vest on June 27, 2017.
(6)	These SARs will vest on June 30, 2018. In accordance with the terms of Mr. Stewart’s employment agreement, all unvested SARs granted in connection with the amendment of his employment agreement in April 2016 shall vest and become payable on a pro rata basis determined by Mr. Stewart’s length of service as CEO after the date such SARs were granted. Payment of such SARs shall be made no later than fifteen (15) days following the date of Mr. Stewart’s termination of employment
(7)	The exercise price of these SARs is the closing price of the Company’s stock on the date of the grant, April 27, 2016.
(8)	These options will vest on September 11, 2017.
(9)	Mr. Limeri’s restricted stock holdings represent 16,667 shares which vest on September 11, 2017.
(10)	Mr. Cochrane’s restricted stock holdings represent 13,333 shares which vest on June 27, 2017.
(11)	Mr. Allums’ restricted stock holdings represent 5,000 shares which vest on June 27, 2017.
(12)	Represents performance-based restricted stock units (“PBUs”) granted on March 30, 2015. Based on the Company’s financial results for the two-year performance period ended December 31, 2016, none of these PBUs vested and all such PBUs were forfeited by the recipients.
(13)	Represents PBUs granted on March 31, 2016. Each of these PBUs corresponds to a share of the common stock of the Company. If vested, 43% of the vested PBUs will be paid in whole shares of common stock and the remaining PBUs will be paid in cash in an amount equal to the value of the remaining vested PBUs. 65% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 35% of the PBUs vest and become payable based on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2017. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the performance criteria achieved for the performance period (which determination cannot, in any event, be earlier than January 2018 or after April 2018). At the threshold performance level, 35% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 150% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 150% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level).
(14)	Represents PBUs granted on May 5, 2016. These PBUs have terms similar to those granted to the other named executive officers on March 31, 2016.
(15)	This column shows the aggregate dollar value of the PBUs at the target achievement level using the closing stock price on December 30, 2016 of $5.90 per share.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(2)

Ronald E. Stewart	—	—	150,000	817,500
Peter Limeri	—	—	16,666	81,663
Michael Cochrane	7,213	11,051	21,458	109,205
Victor A. Allums	29,640	42,497	15,000	76,900
Salvatore DePrima	—	—	—	—

(1)	Based on the difference between the market price at the time of exercise and the exercise price of the stock option.
(2)	Based on the closing market price of the Company’s common stock on the date on which such shares vested.

CERTAIN TRANSACTIONS

We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:

•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

The Company does not have a written policy regarding related party transactions. However, as required by the Nasdaq Listing Rules and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Cole and Whitters and Ms. Mangum currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2016.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 20, 2017, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Owner	Total Beneficial Ownership	Percent of Shares Beneficially Owned(1)

Headlands Capital Management, LLC(2) One Ferry Building Suite 255 San Francisco, CA 94111	2,915,726	13.20%

Wellington Management Group LLP(3) Wellington Management Group LLP Wellington Trust Company, NA Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio 280 Congress Street Boston, MA 02210	2,294,900	10.39%

Renaissance Technologies LLC(4) 800 Third Avenue New York, NY 10022	1,650,490	7.47%

Northern Right Capital Management, L.P.(5) 10 Corbin Drive 3rd Floor Darien, CT 06820	1,334,584	6.04%

The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	1,169,973	5.30%

(1)	Applicable percentage ownership at April 20, 2017 is based upon 22,087,072 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 20, 2017 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 14, 2017. Headlands Strategic Opportunities Fund, LP, Headlands Capital Management, LLC, David E. Park III and David W. Cost Jr. jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 2,915,726 shares.
(3)	Information is based on publicly reported holdings as of the date of the most recently filed Schedules 13G/A, as filed on February 9, 2017, by each of (i) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio (the “Fund”); (ii) Wellington Trust Company, NA, as investment advisor (the “Wellington Trust”); and (iii) Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, filing jointly pursuant to a Joint Filing Agreement (collectively, “Wellington LLP”). Wellington Trust, in its role as investment adviser, and Wellington LLP, in its role as direct or indirect owner of investment advisers, including Wellington Trust, each report the ownership of 2,294,900 shares that are held of record by their clients, and the Fund reports the ownership of 2,034,804 of such shares. According to the Schedules 13G/A, the shares are owned of record by clients of Wellington Trust and other investment advisers, and such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares, and no such client is known to have the right or power with respect to more than 5% of the Company’s shares except for Wellington Trust, the Fund and WTC-CFT Micro Cap Equity.
(4)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 14, 2017. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation jointly filed the Schedule 13G pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,650,490 shares.
(5)	Information is based on publicly reported holdings as of the date of the most recently filed Form 4 of Matthew A. Drapkin, as filed on March 16, 2017. Mr. Drapkin is a managing member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner), and Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P.
(6)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 13, 2017. The Vanguard Group, Inc. filed the Schedule 13G reporting that it may be deemed to beneficially own 1,169,973 shares. The Vanguard Group, Inc. is the parent holding company of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

Directors, Named Executive Officers and Directors and Officers as a Group:

Beneficial Owner	Beneficial Holdings (Excluding Options)	Certain Shares Subject to Options (1)	Total Beneficial Ownership	Percent of Shares Beneficially Owned(2)

Victor A. Allums	163,443	138,416	301,859	1.36%
Michael Cochrane	102,125	169,166	271,291	1.22%
David A. Cole	77,440	68,329	145,769	*
Kevin S. Costello	—	—	—	—
Salvatore DePrima(3)	—	15,000	15,000	*
Matthew A. Drapkin(4)	1,334,584	—	1,334,584	6.04%
William F. Kimble	21,330	36,424	57,754	*
Peter Limeri	58,948	60,000	118,948	*
Mylle H. Mangum	20,653	64,199	84,852	*
Gregory J. Owens	11,395	37,849	49,244	*
Ronald E. Stewart	259,377	455,409	714,786	3.17%
Joseph E. Whitters	158,153	64,199	222,352	1.00%
All current directors and executive officers as a group (14 persons)	2,254,100	1,234,283	3,488,383	14.96%

*	Represents holdings of less than one percent.
(1)	Represents shares that may be acquired currently or within 60 days after April 20, 2017 through the exercise of stock options.
(2)	Applicable percentage ownership at April 20, 2017 is based upon 22,087,072 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 20, 2017 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(3)	Mr. DePrima was the Company’s Senior Vice President – Growth & Market Development until he left the Company effective February 10, 2017. The information reported for Mr. DePrima’s beneficial holdings (excluding options) is based on information available to the Company as of February 10, 2017.
(4)	Represents shares deemed beneficially owned indirectly by Mr. Drapkin who is a managing member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner). Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2016, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

EXECUTIVE OFFICERS

Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

Name	Age	Period Employed in Current Position

Ronald E. Stewart, President and Chief Executive Officer	62	Since December 2013

Peter Limeri, Chief Financial Officer and Treasurer	51	Since November 2014(1)

Victor A. Allums, Senior Vice President, General Counsel and Secretary	58	Since May 2006(2)

Michael Cochrane, Senior Vice President – Global Client Operations	51	Since April 2014(3)

Tushar K. Sachdev, Senior Vice President – Global Shared Services and Chief Information Officer	44	Since July 2013(4)

Louise P. Winstone, Senior Vice President – Human Resources	38	Since April 2016(5)

(1)	Mr. Limeri was originally hired as Senior Vice President – Finance in September 2014 and was promoted to his current position in November 2014.
(2)	Mr. Allums was originally hired in February 2006 as Senior Vice President and Assistant Secretary and was promoted to his current position in May 2006.
(3)	Mr. Cochrane was originally hired in February 1995 and was promoted to his current position in April 2014.
(4)	Mr. Sachdev was originally hired in April 2010 as Vice President, India Operations and was promoted to his current position in July 2013.
(5)	Ms. Winstone was hired in July 2015 as Vice President, Human Resources - Europe and Asia Pacific Division and was promoted to her current position in April 2016.

For biographical information regarding Mr. Stewart, please see “Information about the Class II Directors whose Terms will Expire at the 2019 Annual Meeting of Shareholders” above.

Peter Limeri, Chief Financial Officer and Treasurer, joined the Company in September 2014 as Senior Vice President – Finance and was promoted to his current position in November 2014. Mr. Limeri has over 25 years of financial experience, including his previous service with the Company as Chief Financial Officer from February 2006 until May 2009. Mr. Limeri’s previous experience also includes serving as President and Chief Executive Officer of LCG, LLC, a management consulting firm specializing in strategic, financial and operation transformations, from December 2010 until September 2014. He also served as President and Chief Financial Officer of Physiotherapy Associates, a national healthcare provider dedicated to outpatient rehabilitation and orthotics and prosthetics service, from May 2009 until November 2010.

Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.

Michael Cochrane, Senior Vice President – Global Client Operations, is responsible for the Company’s recovery audit operations worldwide. Mr. Cochrane joined the Company in February 1995 and has vast experience in the delivery and execution of recovery audits. Prior to being promoted to his current role in April 2014, Mr. Cochrane was Vice President, Global Recovery Audit Services, and before that he was responsible for both the Company’s recovery audit services in the U.S., as well as its global audit strategy team. Mr. Cochrane has worked closely with audits and clients across the globe in the delivery of the Company’s Recovery Audit services. Prior to joining the Company, Mr. Cochrane worked in both the retail and manufacturing sectors in finance and internal audit roles.

Tushar K. Sachdev, Senior Vice President – Global Shared Services and Chief Information Officer, is responsible for the Company’s global information technology operations, client data services, development of various tools and technologies for the Company’s business lines, and management of the Company’s shared services organization spread across the globe. Mr. Sachdev joined the Company as Vice President, India Operations in April 2010, and was promoted to his current position in July 2013. Prior to joining the Company, Mr. Sachdev worked as an independent consultant to the Company from September 2009 to April 2010, helping to define its outsourcing strategy. Mr. Sachdev previously worked as a Principal Architect with Infosys Technologies Limited from November of 2000 to August of 2009 and has previously worked with other global outsourcing organizations, including Mastek and NIIT.

Louise P. Winstone, Senior Vice President – Human Resources, joined the Company in July 2015 as Vice President, Human Resources - Europe and Asia Pacific Division and was promoted to her current position in April 2016. Ms. Winstone has many years of human resource-related service, including her previous service with the Company in various roles in the human resources department from January 2000 until March 2015. Ms. Winstone has also worked with several other organizations in human resource-related roles including Loder Drew & Associates, Barclays Bank, and A.C.M. Accounting Services UK Limited.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES

The Company incurred the following fees for services performed by its independent registered public accounting firm for 2016 and 2015. All of the services described below were approved by the Audit Committee.

	2016	2015
Audit Fees (1)	$823,591	$815,091
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q

Audit-Related Fees (2)	$79,346	$49,207
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above

Tax Fees	$7,636	$12,893
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning

All Other Fees	—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)	Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries, reviews of registration statements and services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees for service organization controls testing.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on February 5, 2018. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2018 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at its principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 6, 2018, and no later than February 5,

2018, unless the Company’s annual meeting date in 2018 is more than 30 days before or after June 28, 2018. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2018 Annual Meeting date is advanced or delayed by more than 30 days from June 28, 2018, then proposals must be received no later than the close of business on the later of the 90th day before the 2018 Annual Meeting or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2018 ANNUAL MEETING SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Joseph E. Whitters
Chairman

Dated: May 5, 2017

Appendix A

PRGX GLOBAL, INC.

2017 EQUITY INCENTIVE COMPENSATION PLAN

Article 1

Effective Date, Objectives and Duration

1.1 Effective Date of the Plan. PRGX Global, Inc., a Georgia corporation (the “Company”), has adopted the 2017 Equity Incentive Compensation Plan (the “Plan”) on April 25, 2017, subject to approval by the shareholders of the Company. The terms of the Plan are set forth herein. If the shareholders of the Company do not approve the Plan within twelve (12) months after the date the Company adopted the Plan, the Plan shall terminate. Awards may be granted under the Plan only after the shareholders of the Company approve the Plan.

1.2 Objectives of the Plan. The Plan is intended (a) to attract and retain highly qualified persons to serve as employees, consultants and Non-Employee Directors and to promote ownership by such employees, consultants and Non-Employee Directors of a greater proprietary interest in the Company, thereby aligning such employees’, consultants’ and Non-Employee Directors’ interests more closely with the interests of the Company’s shareholders, (b) to allow Grantees to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Affiliates in attracting and retaining employees, consultants and Non-Employee Directors, (c) to provide annual cash incentive compensation opportunities that are competitive with those of peer corporations, (d) to optimize the profitability and growth of the Company and its Affiliates through incentives that are consistent with the Company’s goals, (e) to provide Grantees with an incentive for excellence in individual performance, and (f) to promote teamwork among employees, consultants and Non-Employee Directors.

1.3 Duration of the Plan. The Plan shall commence on the date of adoption of the Plan by the Board of Directors of the Company (the “Board”) (the “Effective Date”) subject to approval by the shareholders of the Company as described above. Provided the shareholders of the Company approve the Plan, the Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 16 hereof, until the earlier of April 25, 2027, or the date all Shares subject to the Plan shall have been issued and the restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions.

Article 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Acquired Entity” has the meaning set forth in Section 5.6(b).

2.2 “Acquired Entity Awards” has the meaning set forth in Section 5.6(b).

2.3 “Adjusted EBIT” has the meaning set forth in Section 4.4.

2.4 “Adjusted EBITDA” has the meaning set forth in Section 4.4.

2.5 “Affiliate” means any corporation or other entity, including but not limited to partnerships, limited liability companies and joint ventures, with respect to which the Company, directly or indirectly, owns as applicable (a) shares or stock possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or stock entitled to vote, or fifty percent (50%) or more of the total value of all shares of all classes of shares or stock of such corporation, or (b) an aggregate of fifty percent (50%) or more of the profits interests or capital interests of a non-corporate entity. Affiliate includes any corporation or other entity that becomes such on or after the Effective Date.

2.6 “Applicable Law” means U.S. federal, state and local laws applicable to the Company, any legal or regulatory requirement relating to the Plan, Awards and/or Shares under applicable U.S. federal, state and local laws, the requirements of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed, the Code, and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Awards are or are to be granted, exercised, vested or settled, as such laws, rules, regulations and requirements shall be in place from time to time.

2.7 “Award” means Options (including non-qualified options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents, Bonus Shares, Cash Incentive Awards or Other Stock-Based Awards granted under the Plan.

2.8 “Award Agreement” means either (a) a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Grantee describing the terms and provisions of such Award, including in either case any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by the Grantee.

2.9 “Board” means the Board of Directors of the Company.

2.10 “Bonus Shares” means Shares that are awarded to a Grantee with or without cost (save in all events for payment by the Grantee in cash of the nominal value per Share if required by Applicable Law) and without restrictions either in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), as an inducement to become an Eligible Person or, with the consent of the Grantee, as payment in lieu of any cash remuneration otherwise payable to the Grantee.

2.11 “Cash Incentive Award” means an Award granted under Article 15 of the Plan.

2.12 “Cause” shall have the same definition as under any employment or service agreement between the Company or any Affiliate and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, “Cause” means (i) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any Affiliate; (ii) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of

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Participant’s employment; (iii) the Participant’s commission of or pleading guilty to or confessing to any felony; or (iv) the Participant’s breach of any restrictive covenant agreement with the Company or any Affiliate, including but not limited to, covenants not to compete, non-solicitation covenants and non-disclosure covenants. For purposes of the Plan, the Participant’s resignation without the Company’s or an Affiliate’s written consent in anticipation of termination of employment for Cause shall constitute a termination of employment for Cause.

2.13 “CEO” means the Chief Executive Officer of the Company.

2.14 “Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(a) The accumulation in any number of related or unrelated transactions by any Person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of fifty percent (50%) or more of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iii) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsection (b) below; or

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, all or substantially all of the Persons who were the beneficial owners of voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the Company’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company; or

(c) Less than a majority of the members of the Board of Directors of the Company or any entity resulting from a Business Combination are Incumbent Board Members; or

(d) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e) A complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above.

Notwithstanding the foregoing, in the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, there shall not be a Change in Control unless there is a change in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code where necessary for such Award to comply with Section 409A of the Code.

2.15 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.16 “Committee” has the meaning set forth in Section 3.1(a).

2.17 “Compensation Committee” means the compensation committee of the Board.

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2.18 “Corporate Transaction” has the meaning set forth in Section 4.2(b).

2.19 “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is recognizable as income for U.S. federal income tax purposes, is a “covered employee,” within the meaning of Code Section 162(m), with respect to the Company.

2.20 “Deferred Stock” means a right, granted under Article 10, to receive Shares at the end of a specified deferral period.

2.21 “Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan:

(a) Except as provided in (b) below, a disability within the meaning of Section 22(e)(3) of the Code; and

(b) In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, a disability as defined in regulations under Code Section 409A where necessary for such Award to comply with Section 409A of the Code. For purpose of Code Section 409A, a Grantee will be considered Disabled if:

(i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee’s employer.

2.22 “Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on a specified number of Shares.

2.23 “EBIT” has the meaning set forth in Section 4.4.

2.24 “EBITDA” has the meaning set forth in Section 4.4.

2.25 “Effective Date” has the meaning set forth in Section 1.1.

2.26 “Eligible Person” means any employee (including any officer) of, or non-employee consultant to, or Non-Employee Director of, the Company or any Affiliate, or potential employee (including a potential officer) of, or potential non-employee consultant to, the Company or an Affiliate; provided, however, that solely with respect to the grant of an Incentive Stock Option, an Eligible Person shall be any employee (including any officer) of the Company or any Subsidiary Corporation. Solely for purposes of Section 5.6(b), current or former employees or Non-Employee Directors of, or non-employee consultants to, an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

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2.27 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.28 “Exercise Price” means (a) with respect to an Option, the price at which a Share may be purchased by a Grantee pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to Article 7, which is used to determine the amount, if any, of the payment due to a Grantee upon exercise of the SAR.

2.29 “Fair Market Value” means a price that is based on the closing price of a Share reported on Nasdaq, or if not Nasdaq, on the established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date or if the Shares are not traded on such date, the immediately preceding trading day. Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation 1.409A-1(b)(5)(iv)(B). The Fair Market Value that the Committee determines shall be final, binding and conclusive on the Company, any Affiliate and each Participant.

2.30 “FICA” has the meaning set forth in Section 18.1(a).

2.31 “Forfeiture” means, in relation to Restricted Shares, the compulsory transfer of Restricted Shares by the Grantee, in accordance with and on and subject to the terms set out in the Award Agreement to one of the following, at the election of the Company: the Company, subject to Applicable Law, an employee benefit trust established by the Company, or an unrelated third party designated by the Company. “Forfeiture” means, in relation to any other Award, the termination of the Award without the Award becoming vested or payable. “Forfeitable,” “Forfeited” and “non-Forfeitable” shall be construed accordingly.

2.32 “Forfeiture Transferee” means the person to which or whom Restricted Shares are transferred pursuant to Forfeiture.

2.33 “Free Cash Flow” has the meaning set forth in Section 4.4.

2.34 “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.

2.35 “Grantee” means a person who has been granted an Award.

2.36 “Immediate Family” has the meaning set forth in Section 5.4(c).

2.37 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

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2.38 “including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

2.39 “Incumbent Board Member” means an individual who either is (a) a member of the Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

2.40 “Management Committee” has the meaning set forth in Section 3.1(b).

2.41 “Nasdaq” means the Nasdaq Global Market.

2.42 “Net After Tax Receipt” has the meaning set forth in Article 19.

2.43 “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.

2.44 “Option” means an option granted under Article 6 of the Plan.

2.45 “Other Stock-Based Award” means a right, granted under Article 13 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.46 “Overpayment” has the meaning set forth in Article 19.

2.47 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including the special provisions for options thereunder). Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.48 “Performance Measures” has the meaning set forth in Section 4.4.

2.49 “Performance Period” means the time period during which performance goals must be met.

2.50 “Performance Share” and “Performance Unit” mean an Award granted as a Performance Share or Performance Unit under Article 9.

2.51 “Period of Restriction” means the period during which Restricted Shares are subject to Forfeiture if the conditions specified in the Award Agreement are not satisfied.

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2.52 “Permitted Transferee” has the meaning set forth in Section 5.4 (e).

2.53 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.54 “Plan” means this PRGX Global, Inc. 2017 Equity Incentive Compensation Plan, in its current form or as hereafter amended.

2.55 “Pre-Existing Plan” means the PRGX Global, Inc. 2008 Equity Incentive Plan (As Amended and Restated Effective April 25, 2014).

2.56 “Present Value” has the meaning set forth in Article 19.

2.57 “QDRO” has the meaning set forth in Section 5.4 (a).

2.58 “Reduced Amount” has the meaning set forth in Article 19.

2.59 “Restricted Shares” means Shares issued under Article 8 that are both subject to Forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares.

2.60 “Restricted Stock Units” are rights, granted under Article 10, to receive Shares if the Grantee satisfies the conditions specified in the Award Agreement applicable to such rights, and subject always to the Grantee paying the nominal value in cash for each such Share.

2.61 “Returned Shares” has the meaning set forth in Section 4.1.

2.62 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.63 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.64 “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.65 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.66 “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). For this purpose, a “separation from service” is deemed to occur on the date that the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee would perform for the Company and/or any Affiliates after that date (whether as an employee, Non-Employee Director or consultant or

7

independent contractor) would permanently decrease to a level that, based on the facts and circumstances, would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a separation from service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The Committee retains the right and discretion to specify, and may specify, whether a separation from service occurs for individuals providing services to the Company or an Affiliate immediately prior to an asset purchase transaction in which the Company or an Affiliate is the seller who provides services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.67 “Share” means the common stock, no par value per share, of the Company, and, unless the context otherwise requires, such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.68 “Stock Appreciation Right” or “SAR” means an Award granted under Article 7 of the Plan.

2.69 “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns shares or stock possessing 50% or more of the total combined voting power of all classes of shares or stock in one of the other corporations in such chain.

2.70 “Substitute Awards” has the meaning set forth in Section 5.6(b).

2.71 “Surviving Company” means the surviving corporation in any merger or consolidation, involving the Company, including the Company if the Company is the surviving corporation, or the direct or indirect parent company of the Company or such surviving corporation following a sale of substantially all of the outstanding shares or stock of the Company.

2.72 “Tax Date” has the meaning set forth in Section 18.1(a).

2.73 “Tendered Restricted Shares” has the meaning set forth in Section 6.5.

2.74 “Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding 10 years.

2.75 “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company or any Affiliate in the capacity of an employee, officer or consultant or with respect to an individual who is an employee or officer of or a consultant to an Affiliate, the first day on which such entity ceases to be an Affiliate of the Company; provided, however, that if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Affiliation with respect to such Award shall mean the Grantee’s Separation from Service.

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2.72 “Underpayment” has the meaning set forth in Article 19.

Article 3

Administration

3.1 Committee.

(a) Subject to Article 14 and Section 3.2, the Plan shall be administered by the Compensation Committee or the Board itself if no Compensation Committee exists. Notwithstanding the foregoing, either the Board or the Compensation Committee may at any time and in one or more instances reserve administrative powers to itself as the Committee or exercise any of the administrative powers of the Committee. To the extent the Board or Compensation Committee considers it desirable to comply with Rule 16b-3 or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m) and Section 16 Non-Employee Directors. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b) The Board or the Compensation Committee may appoint and delegate to another committee (“Management Committee”), or to the CEO, any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are executive officers, Non-Employee Directors, or who are (or are expected to be) Covered Employees and/or are Section 16 Persons at the time any such delegated authority is exercised.

(c) Unless the context requires otherwise, any references herein to “Committee” include references to, the Board or the Compensation Committee to the extent the Board or the Compensation Committee, as applicable, has assumed or exercises administrative powers itself as the Committee pursuant to subsection (a), and to the Management Committee or the CEO to the extent either has been delegated authority pursuant to subsection (b), as applicable; provided that, for purposes of Awards intended to comply with Rule 16b-3 or meet the Performance-Based Exception, “Committee” shall include only the Compensation Committee.

3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including Article 14), the Committee has full and final authority and sole discretion as follows:

(a) to determine when, to whom and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award (including the number of Shares or the amount of cash or other property to which an Award will relate, any Exercise Price or purchase price, any limitation or restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictions on exercisability or transferability, any performance goals including those relating to the Company and/or an Affiliate and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit payable under any Performance Unit, Performance Share, Dividend Equivalent, Other Stock-Based Award or Cash Incentive Award and to determine whether any performance or vesting conditions have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

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(e) to determine the Term of any Option or SAR;

(f) to determine the amount that a Grantee shall pay for Restricted Shares, which shall be no less than the nominal value per Restricted Share if required by Applicable Law, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be Forfeited and whether such shares shall be held in escrow;

(g) to determine whether, to what extent and under what circumstances, subject to Applicable Law, an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(h) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (whether to limit loss of deductions pursuant to Code Section 162(m) or otherwise);

(i) subject to Section 3.3 below, to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(j) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(k) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(m) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided, however, that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new Applicable Law or change in an existing Applicable Law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n) subject to Section 3.3, to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

(o) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(p) to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting the Company or an Affiliate or the financial statements of the Company or an Affiliate, or in response to changes in Applicable Laws, regulations or accounting principles; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply, unless permitted under Section 162(m) of the Code and the Performance-Based Exception;

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(q) adopt rules and/or procedures (including the adoption of any subplan under the Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures;

(r) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(s) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Affiliates, any Grantee, any person claiming any rights under the Plan from or through any Grantee, and shareholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform specified functions under the Plan (subject to Sections 4.3 and 5.7(c)). The Committee may revoke or amend the terms of any delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation.

The Company shall bear all expenses of administering the Plan. The Company shall indemnify and hold harmless each person who is or shall have been a member of the Committee acting as administrator of the Plan, or any delegate of such, against and from any cost, liability, loss or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any action, claim, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, the Company shall not indemnify and hold harmless any such person if (i) applicable law or the Company’s Articles of Incorporation or Bylaws prohibit such indemnification or (ii) such person did not act in good faith and in a manner that such person believed to be consistent with the Plan or (iii) such person’s conduct constituted gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such person or hold him or her harmless. The provisions of the foregoing indemnity shall survive indefinitely the term of this Plan.

Notwithstanding any provision of the Plan to the contrary, to comply with the laws in other countries in which Participants are located, or to comply with the requirements of any foreign stock exchange, the Committee, in its sole discretion, may: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Participants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Article 4; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other securities law or governing statute or any other Applicable Law.

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3.3 No Repricings. Notwithstanding any provision in Section 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR, or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having with a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without shareholder approval; provided, however, that the restrictions set forth in this Section 3.3, shall not apply (i) unless the Company has a class of shares or stock that is registered under Section 12 of the Exchange Act or (ii) to any adjustment allowed under to Section 4.2.

Article 4

Shares Subject to the Plan, Maximum Awards, and 162(m) Compliance

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery in connection with Awards under the Plan shall be 3,400,000 Shares, plus the number of Shares subject to awards granted under the Pre-Existing Plan which become available in accordance with the provisions below after the Plan becomes effective; provided, however, that the total number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted hereunder shall not exceed 3,400,000. If the shareholders of the Company approve the Plan, no further awards shall be granted under the Pre-Existing Plan after the date of such approval.

Shares covered by an Award shall only be counted as used to the extent actually used. A Share issued in connection with an Award under the Plan shall reduce the total number of Shares available for issuance under the Plan by one; provided, however, that, upon settlement of an SAR, the number of Shares underlying the portion of the SAR that is exercised will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan.

If any Award under the Plan, or any award under the Pre-Existing Plan that is outstanding when the Plan becomes effective, terminates without the delivery of Shares, whether by lapse, forfeiture, cancellation or otherwise, the Shares subject to such Award or such award under the Pre-Existing Plan, to the extent of any such termination, shall again be available for grant under the Plan. Notwithstanding the foregoing, upon the exercise of any Award, or any award under the Pre-Existing Plan that is outstanding when the Plan becomes effective, granted in tandem with any other Awards or any awards under the Pre-Existing Plan that are outstanding when the Plan becomes effective, such related Awards or awards under the Pre-Existing Plan that are outstanding when the Plan becomes effective, shall be cancelled to the extent of the number of shares of Company Stock as to which the Award or award under the Pre-Existing Plan is exercised and such number of shares shall no longer be available for Awards under the Plan. Subject to Applicable Law, if any Shares subject to an Award granted hereunder or under any award under the Pre-Existing Plan that is outstanding when the Plan becomes effective are withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto or separately surrendered by the Participant for any such purpose (“Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. Moreover, the number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options granted hereunder. In addition, in the case of any Substitute Award granted in assumption of or in substitution for an Acquired Entity Award, Shares delivered or deliverable in connection with such Substitute Award shall not be counted against the number of Shares reserved under the Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a stockholder-approved plan of an Acquired Entity (as appropriately adjusted to reflect the transaction) also may be used for Awards under the Plan, which shall not reduce the number of Shares otherwise available under the Plan (subject to applicable stock exchange requirements).

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Shares may be allotted and issued pursuant to the Plan from the Company’s authorized but unissued share capital, or the reissue of treasury Shares.

4.2 Adjustments in Authorized Shares and Awards; Liquidation, Dissolution or Change of Control.

(a) In the event that the Committee determines that any dividend or other distribution (excluding any ordinary dividend or distribution) (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the number and kind of Shares of outstanding Restricted Shares, or the Shares underlying any Award of Restricted Stock Units, Deferred Stock or other outstanding Share-based Award. Notwithstanding the foregoing, (x) no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR (determined as if such Option or SAR was an Incentive Stock Option) to violate Section 424(a) of the Code or with respect to any Awards to the extent such adjustment would subject any Grantee to taxation under Section 409A of the Code; and (y) the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the shares or stock of the Company, including by way of a court sanctioned compromise or scheme of arrangement (a “Corporate Transaction”) that results in a Change in Control, unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, the Committee shall cancel any outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Committee in its discretion accelerates the vesting of any such Awards) and with respect to any vested and nonforfeitable Awards, the Committee may either (i) allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash and/or in securities and/or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Options or SARs) if such vested Awards were settled or distributed or such vested Options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Option or SAR is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to any outstanding Option or SAR exceeds the amount payable per Share in the Corporation Transaction, such Awards shall be cancelled without any payment to the Grantee.

(c) In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. Additionally, the Committee may, in the exercise of its sole discretion, cause Awards to be vested and non-forfeitable and cause any conditions on any such Award to lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable

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and allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of such proposed action. Any Awards that remain unexercised upon consummation of such proposed action shall be cancelled.

(d) Notwithstanding the forgoing provisions of this Section 4.2,

(i) if an Award (other than an Option or SAR) is intended to comply with the Performance-Based Exception, no payment or settlement of such Award shall be made pursuant to Section 4.2(b) or (c) until the earlier (i) the consummation of a change of control of the Company (as determined by the Committee in its sole discretion) or (ii) the attainment of the Performance Measure(s) upon which the Award is conditioned as certified by the Committee; and

(ii) if an Award constitutes deferred compensation within the meaning of Code Section 409A, no payment or settlement of such Award shall be made pursuant to Section 4.2(b) or (c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company as described in Treasury Regulation Section 1.409A-3(i)(5).

4.3 Compliance with Section 162(m) of the Code.

(a) To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, this Section 4.3(a) shall apply. Each Award that is intended to meet the Performance-Based Exception and is granted to a person the Committee believes is likely to be a Covered Employee at the time such Award is settled shall comply with the requirements of the Performance-Based Exception; provided, however, that to the extent Code Section 162(m) requires periodic shareholder approval of performance measures, such approval shall not be required for the continuation of the Plan or as a condition to grant any Award hereunder after such approval is required. In addition, in the event that changes are made to Code Section 162(m) to permit flexibility with respect to the Award or Awards available under the Plan, the Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.

(b) Except as provided in Section 5.6(b), for Awards that are intended to comply with the requirements of the Performance-Based Exception, no Grantee may be granted Awards denoted in Shares as of the date of grant (regardless of whether the Awards will be settled in Shares, cash or other property) with respect to more than 1,000,000 Shares (twice that limit for Awards that are granted to an Eligible Person in the calendar year in which the Eligible Person first commences employment or service) (based on the highest level of performance resulting in the maximum payout) in a single calendar year, subject to adjustment as provided in Section 4.2(a). For Awards that are intended to comply with the requirements of the Performance-Based Exception, the maximum potential value of any Awards denoted in cash or other property as of the date of grant (with the property valued as of the date of grant of the Award) (regardless of whether the Awards will be settled in Shares, cash or other property) that may be granted in any calendar year to any Eligible Person shall not exceed $3,000,000 (twice that limit for Awards that are granted to an Eligible Person in the calendar year in which the Eligible Person first commences employment or service) (based on the highest level of performance resulting in the maximum payout) for all such Awards. Such annual limitations apply to Dividend Equivalents under Article 11 only if such Dividend Equivalents are granted separately from and not as a feature of another Award (even if that feature is treated as a separate award for other purposes, including Section 409A of the Code).

4.4 Performance-Based Exception under Section 162(m). Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Section 4.4 for Awards (other than Options or SARs) designed to qualify for the Performance-Based Exception, the objective Performance Measure(s) shall be chosen from among the following: (a) gross, operating or net earnings (income) before

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or after taxes; (b) return on equity; (c) return on capital; (d) return on sales; (e) return on investments; (f) return on assets or net assets; (g) earnings per share; (h) cash flow per share; (i) book value per share; (j) gross margin; (k) customers; (l) cash flow or cash flow from operations; (m) Fair Market Value of the Company or any Affiliate or shares of Common Stock; (n) share price or total shareholder return; (o) market share; (p) level of expenses or other costs; (q) gross, operating or net revenue; (r) earnings from continuing operations before interest and taxes (“EBIT”); (s) EBIT including or excluding one or more of charges associated with restructuring and exit activities, stock-based compensation, tangible or intangible asset impairment, litigation costs and settlements, bargain purchase gains, acquisition-related charges and benefits, material severance obligations, significant foreign currency transaction gains or losses and/or any other unusual, non-recurring or extraordinary events (“Adjusted EBIT”); (t) profitability; (u) earnings from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”); (v) EBITDA including or excluding one or more of charges associated with restructuring and exit activities, stock-based compensation, tangible or intangible asset impairment, litigations costs and settlements, bargain purchase gains, acquisition-related charges and benefits, material severance obligations, significant foreign currency transaction gains or losses and/or any other unusual, non-recurring or extraordinary events (“Adjusted EBIDTA”); (w) Adjusted EBITDA less capital expenditures (“Free Cash Flow”); or (x) peer group comparisons of any of the aforementioned performance conditions. Any applicable Performance Measure may be applied on a pre- or post-tax basis. The Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other grants, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Affiliates; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices). For Awards intended to comply with the Performance-Based Exception, (i) the Committee shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code and no later than 90 days after the commencement of the period of service to which the Awards intended to comply with the Performance-Based Exception relate (but in no event after 25 percent of the period of service has elapsed), (ii) the Performance Measures may not include solely the mere continued employment or service of the Participant, but (iii) the Award may be contingent upon the Participant’s continued employment or service in addition to the Performance Measures.

If the Committee, on the date of grant, prescribes that an Award shall become exercisable, nonforfeitable and transferable or earned and payable only upon the attainment of any of the above Performance Measures, the Award shall become exercisable, nonforfeitable and transferable or earned and payable only to the extent that the Committee certifies in writing that such conditions have been achieved. An Award will not satisfy the requirements of the Performance-Based Exception if the facts and circumstances indicate the Award will become exercisable, nonforfeitable and transferable or earned and payable regardless of whether the Performance Measures are attained.

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However, an Award does not fail to meet the requirements of the Performance-Based Exception merely because the Award would become exercisable, nonforfeitable and transferable or earned and payable upon the Participant’s death or disability or upon a Change in Control, although an Award that actually becomes exercisable, nonforfeitable and transferable or earned and payable on account of those events prior to the attainment of the Performance Measures would not satisfy the Performance-Based Exception. In determining if the performance conditions have been achieved, the Committee may adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, an Affiliate or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, nonforfeitable and transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Committee also may adjust the performance targets in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items. To the extent any such adjustments affect Awards, the intent is that they shall be in a form that allows the Award to continue to meet the requirements of the Performance-Based Exception.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception may not (unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception) be adjusted upward unless permitted by Section 162(m) of the Code under the Performance-Based Exception (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not, unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

In the event that Applicable Laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Article 5

Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award. No Award may be granted at a time when such grant would constitute a breach of Applicable Law.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement and, unless the Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Participant to the Company. Unless the Committee determines otherwise, any failure by the Participant to sign and return the Agreement within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, all provisions of the Plan and the Agreement.

5.3 General Terms and Termination of Affiliation. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 16.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including terms requiring forfeiture or

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transfer, acceleration or pro-rata acceleration of Awards in the event of a Termination of Affiliation by the Grantee. Awards may be granted for no consideration other than prior and future services save that in no event will Shares the subject to Award be allotted and issued unless the nominal value per Share is paid in cash, save to the extent permitted by Applicable Law. Except as otherwise determined by the Committee pursuant to this Section 5.3, all Options that have not been exercised, or any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested, or which have outstanding Performance Periods, at the time of a Termination of Affiliation shall be forfeited to the Company. Other than Awards excluded from these minimum requirements as set forth below, no Award or any portion thereof may be granted that will be eligible to vest earlier than 12 months from the date of grant of the Award and/or have a performance period of less than 12 months, subject to Section 4.2 above. Notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Article 4 may be granted under the Plan without regard to such requirements.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company or other Forfeiture Transferee) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement, Awards (other than Incentive Stock Options and corresponding Awards), may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, any person sharing the Grantee’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d) Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under Applicable Law.

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5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised or other Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation.

5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Grantee to tax penalties imposed under Section 409A of the Code; provided that if the stand-alone, tandem or substitute Award is intended to qualify for the Performance-Based Exception, it must separately satisfy the requirements of the Performance-Based Exception. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date, Term and the Exercise Price of the SAR may not be less than the Exercise Price of the Incentive Stock Option.

(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for share or stock and share or stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or shares or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations of Sections 4.1 and 4.3 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Section 5.6(b).

5.7 Compliance with Rule 16b-3. The provisions of this Section 5.7 will apply to Awards as applicable.

(a) Unless a Grantee could otherwise dispose of or exercise a derivative security or dispose of Shares delivered under the Plan without incurring liability under Section 16(b) of the Exchange Act, the Committee may advise or require a Grantee to comply with the following in order to avoid incurring liability under Section 16(b) of the Exchange Act: (i) at least six months must elapse from the date of acquisition of a derivative security under the Plan to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security, and (ii) Shares granted or awarded under the Plan other than upon exercise or conversion of a derivative security must be held for at least six months from the date of grant of an Award.

(b) To the extent the Committee determines that a grant or other transaction by a Section 16 Person should comply with applicable provisions of Rule 16b-3 (except for transactions exempted under alternative Exchange Act rules), the Committee shall take such actions as necessary to make such grant or other transaction so comply, and if any provision of this Plan or any Award Agreement relating to a given Award does not comply with the requirements of Rule 16b-3 as then applicable to any such grant or transaction, such provision will be construed or deemed amended, if the Committee so determines, to the extent necessary to conform to the then applicable requirements of Rule 16b-3.

(c) Any function relating to a Section 16 Person shall be performed solely by the Committee or the Board if necessary to ensure compliance with applicable requirements of Rule 16b-3, to the extent the Committee determines that such compliance is desired. Each member of the Committee or person acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer, manager or other employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation consultant or attorney or other professional retained by the Company to assist in the administration of the Plan.

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5.8 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares, the lapse or waiver of the deferral period for Deferred Stock, or the lapse or waiver of restrictions with respect to Other Stock-Based Awards or Cash Incentive Awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code and Article 17 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

Article 6

Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine. No Option may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law.

6.3 Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Committee but may not be less than 100% of the Fair Market Value of a Share on the Grant Date and in no event will be less than the nominal value per Share.

6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company or a Subsidiary Corporation;

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(b) shall have an Exercise Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “More Than 10% Owner”), have an Exercise Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a More Than 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

6.5 Payment of Exercise Price. Except as otherwise provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check, cash equivalent or wire transfer;

(b) subject to Applicable Law and with the approval of the Committee, by delivery of Shares owned by the Grantee prior to exercise, valued at their Fair Market Value on the date of exercise;

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(c) subject to Applicable Law and with the approval of the Committee, Shares acquired upon the exercise of such Option, such Shares valued at the their Fair Market Value on the date of exercise;

(d) subject to Applicable Law and with the approval of the Committee, Restricted Shares held by the Grantee prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise; or

(e) subject to Applicable Law (including the prohibited loan provisions of Section 402 of the Sarbanes Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Exercise Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

Article 7

Stock Appreciation Rights

7.1 Issuance. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under Article 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2 Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee.

7.3 SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of the grant of the SAR.

7.4 Exercise and Payment. Upon the exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by

(b) The number of Shares with respect to which the SAR is exercised.

SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within five (5) days of the date the SAR is exercised. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

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7.5 Grant Limitations. The Committee may at any time impose any other limitations upon the exercise of SARs which, in the Committee’s sole discretion, are necessary or desirable in order for Grantees to qualify for an exemption from Section 16(b) of the Exchange Act.

Article 8

Restricted Shares

8.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under Applicable Law; provided that such conditions and/or restrictions may lapse, if so determined by the Committee, in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

8.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares provided that it shall be no less than the nominal value per Restricted Share.

8.4 Effect of Forfeiture. If Restricted Shares are Forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Forfeiture Transferee at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such Forfeiture. The Forfeiture Transferee shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a shareholder of the Company, from and after the date of the event causing the Forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5 Voting and Dividend Equivalent Rights Attributable to Restricted Shares. A Grantee awarded Restricted Shares will have all voting rights with respect to such Restricted Shares. Unless the Committee determines and sets forth in the Award Agreement that Grantee will not be entitled to receive any dividends with respect to such Restricted Shares, a Grantee will have the right to receive all dividends in respect of such Restricted Shares, which dividends shall be either deemed reinvested in additional shares of Restricted Shares, which shall remain subject to the same forfeiture conditions applicable to the Restricted Shares to which such dividends relate, or paid in cash if and at the time the Restricted Shares are no longer subject to forfeiture, as the Committee shall set forth in the Award Agreement. No dividends may be paid with respect to Restricted Shares that are Forfeited.

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8.6 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares if certified (x) shall be held (together with a stock transfer form executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become non-Forfeitable or are Forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

Article 9

Performance Units and Performance Shares

9.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, all performance goals shall be objective Performance Measures satisfying the requirements for the Performance-Based Exception and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(a) Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

9.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee. If a Performance Unit or Performance Share Award is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled.

At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement provided that if is to be in Shares, issuance of the Shares shall be subject to payment by the Grantee in cash of the nominal value for each Share so issued.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

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Unless the Committee determines and sets forth in the Award Agreement that a Grantee will not be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units or Performance Shares, the Grantee shall have the right to vote the Shares in respect of such Performance Shares and the right to receive any dividends or Dividend Equivalents in respect of such Performance Units and Performance Shares, which dividends and Dividend Equivalents shall either be deemed reinvested in additional Shares of Performance Units or Performance Shares, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Performance Units or Performance Shares to which such dividends and Dividend Equivalents relate, or paid in cash if and at the time the Performance Units or Performance Shares are payable and/or no longer subject to forfeiture, as the Committee shall set forth in the Award Agreement. No dividends or Dividend Equivalents may be paid on Performance Units or Performance Shares that are forfeited.

Article 10

Deferred Stock and Restricted Stock Units

10.1 Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Section 409A of the Code and with Article 17 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such Deferred Stock.

10.2 Vesting and Delivery.

(a) Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A(a)(2) of the Code as specified by the Committee in the Grantee’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Committee shall determine at the time of grant or thereafter. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Deferred Stock remains subject to a substantial risk of forfeiture, such Deferred Shares shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “Cause.”

(b) Delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company in which the Grantee’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Section 409A of the Code. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Restricted Stock Units remains subject to a substantial risk of forfeiture, such Restricted Stock Units shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

10.3 Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Grantee awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless the Committee determines and sets forth in the Award Agreement that a Grantee will not be entitled to receive any such Dividend Equivalents with respect to such Deferred Stock or Restricted

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Stock Units, the Grantee will have the right to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be either deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate, or paid in cash if and at the time the Deferred Stock or Restricted Stock Units are no longer subject to forfeiture and deliverable, as the Committee shall set forth in the Award Agreement. No Dividend Equivalents may be paid on Deferred Stock or Restricted Stock Units that are Forfeited.

Article 11

Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards; provided, however, that no Dividend Equivalents may be granted in conjunction with any grant of Options or SARs, and no Dividend Equivalents may be paid on any Awards other than Options and SARs unless and until the Awards become vested, nonforfeitable and/or payable. The Committee may provide that Dividend Equivalents not paid in connection with an Award shall either be (i) paid or distributed in cash when the Dividend Equivalents or Awards to which such Dividend Equivalents relate become vested, nonforfeitable and/or payable or (ii) deemed to have been reinvested in additional Dividends Equivalents or Awards.

Article 12

Bonus Shares

Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee.

Article 13

Other Stock-Based Awards

The Committee is authorized, subject to limitations under Applicable Law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Article 13 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

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Article 14

Non-Employee Director Awards

Subject to the terms of the Plan, the Committee may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee in its sole discretion.

Article 15

Cash Incentive Awards

15.1 Cash Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash Incentive Awards to any Eligible Person in such amounts and upon such terms, including the achievement of specific performance goals during the Performance Period, as the Committee may determine. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, all performance goals shall be objective Performance Measures satisfying the requirements for the Performance-Based Exception and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. An Eligible Person may have more than one Cash Incentive Award outstanding at any time. For instance, the Committee may grant an Eligible Person one Cash Incentive Award with a calendar year or fiscal year Performance Period (an annual incentive bonus) and a separate Cash Incentive Award with a Performance Period that covers more than one calendar or fiscal year (a long-term cash incentive bonus).

15.2 Value of Cash Incentive Awards. Each Cash Incentive Award shall specify a payment amount or payment range as determined by the Committee. The Committee shall establish performance goals applicable to each Cash Incentive Award in its discretion and the amount that will be paid to the Grantee pursuant to such Cash Incentive Award if the applicable performance goals for the Performance Period are met.

15.3 Payment of Cash Incentive Awards. Payment, if any, with respect to a Cash Incentive Award shall be made in cash in accordance with the terms of the Award Agreement; provided, however, that if the Award Agreement does not specify a payment date with respect to a Cash Incentive Award, payment of the Cash Incentive Award will be made no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company during which the Performance Period ends.

15.4 Termination of Affiliation. The Committee shall determine the extent to which a Grantee shall have the right to receive Cash Incentive Awards following his or her Termination of Affiliation. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Grantee, but need not be uniform among all Cash Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

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Article 16

Amendment, Modification, and Termination

16.1 Amendment, Modification, and Termination. Subject to Section 16.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s shareholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s shareholders if such shareholder approval is required by any Applicable Law, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to shareholders for approval.

16.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

Article 17

Compliance with Code Section 409A

17.1 Awards Subject to Code Section 409A. The provisions of this Article 17 shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award.

17.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Code Section 409A, the following rules shall apply to any deferral and/or elections as to the form or timing of distributions (each, an “Election”) that may be permitted or required by the Committee with respect to a 409A Award:

(a) Any Election must be in writing and specify the amount being deferred, and the time and form of distribution (i.e., lump sum or installments) as permitted by this Plan. An Election may but need not specify whether payment will be made in cash, Shares or other property.

(b) Any Election shall become irrevocable as of the deadline specified by the Committee, which shall not be later than December 31 of the year preceding the year in which services relating to the Award commence; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Code Section 409A and is based on services performed over a period of at least twelve (12) months, then the deadline may be no later than six (6) months prior to the end of such Performance Period.

(c) Unless otherwise provided by the Committee, an Election shall continue in effect until a written election to revoke or change such Election is received by the Committee, prior to the last day for making an Election for the subsequent year.

17.3 Subsequent Elections. Except as otherwise permitted or required by Code Section 409A, any 409A Award that permits a subsequent Election to further defer the distribution or change the form of distribution shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

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(b) Each subsequent Election related to a distribution upon separation from service, a specified time, or a change in control as defined in Section 17.4(e) must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c) No subsequent Election related to a distribution to be made at a specified time or pursuant to a fixed schedule shall be made less than twelve (12) months prior to the date the first scheduled payment would otherwise be made.

17.4 Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than:

(a) Separation from Service;

(b) The date the Participant becomes Disabled (as defined in Section 2.14(b);

(c) The Participant’s death;

(d) A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of the Award and set forth in the Award Agreement or (ii) specified by the Grantee in an Election complying with the requirements of Section 17.2 and/or 17.3, as applicable; or

(e) A change in control of the Company within the meaning of Treasury Regulation Section 1.409A-3(h)(5).

17.5 Six Month Delay. Notwithstanding anything herein or in any Award Agreement or Election to the contrary, to the extent that distribution of a 409A Award is triggered by a Grantee’s Separation from Service, if the Grantee is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Grantee’s Separation from Service, or, if earlier, the date of the Grantee’s death.

17.6 Death or Disability. Unless the Award Agreement otherwise provides, if a Grantee dies or becomes Disabled before complete distribution of amounts payable upon settlement of a 409A Award, such undistributed amounts, to the extent vested, shall be distributed as provided in the Participants Election. If the Participant has made no Election with respect to distributions upon death or Disability, all such distributions shall be paid in a lump sum within 90 days following the date of the Participant’s death or Disability.

17.7 No Acceleration of Distributions. This Plan does not permit the acceleration of the time or schedule of any distribution under a 409A Award, except as provided by Code Section 409A and/or applicable regulations or rulings issued thereunder.

Article 18

Withholding

18.1 Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or

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upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, through a broker-dealer to whom the Grantee has submitted an irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

(ii) delivering part or all of the amount to be withheld in the form of Shares valued at its Fair Market Value on the Tax Date;

(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Stock, or upon the transfer of Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv) withholding from any compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or SARs, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law (unless withholding additional amounts will not result in adverse financial accounting consequences with respect to such Awards). An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(b) Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.4(f)) or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a) (other than (a)(iii) above).

18.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Article 19

Limitation on Benefits

Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan would subject a Participant to tax under Code Section 4999, the Committee may determine whether some amount of payments or benefits would meet the definition of a “Reduced Amount.” If the Committee determines

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that there is a Reduced Amount, the total payments or benefits to the Participant under all Awards must be reduced to such Reduced Amount, but not below zero, with the amounts to be reduced so as to maximize the aggregate Net After Tax Receipts to the Participant. If the Committee determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Article 19 are final, conclusive and binding upon the Company and the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this Article 19, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by applicable law, which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Participant but no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the determination is made that the underpayment has occurred. For purposes of this Article 19, (i) “Net After Tax Receipt” means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4) and (iii) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under this Plan which (a) is less than the sum of all payments and benefits under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan were any other amount less than the sum of all payments and benefits to be made under this Plan.

Article 20

Additional Provisions

20.1 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

20.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.3 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not

30

be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any Applicable Law or regulation.

20.4 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any Applicable Law, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s initial public offering or 90 days in the case of any other public offering. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any Applicable Law, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

20.5 No Rights as a Shareholder. No Grantee shall have any rights as a shareholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

20.6 Employee Status. If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service. For purposes of the Plan, employment and continued service shall be deemed to exist between the Participant and the Company and/or an Affiliate if, at the time of the determination, the Participant is a director, officer, employee, consultant or advisor of the Company or an Affiliate. A Participant on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of leave does not exceed three months, or, if longer, so long as the individual’s right to re-employment with the Company or any of its Affiliates is guaranteed either by statute or by contract. If the period of leave exceeds three months, and the individual’s right to re-employment is not guaranteed by statute or by contract, the employment shall be deemed to be terminated on the first day after the end of such three-

31

month period. Except as may otherwise be expressly provided in an Agreement, Awards granted to a director, officer, employee, consultant or adviser shall not be affected by any change in the status of the Participant so long as the Participant continues to be a director, officer, employee, consultant or advisor to the Company or any of its Affiliates (regardless of having changed from one to the other or having been transferred from one entity to another). The Participant’s employment or continued service shall not be considered interrupted in the event the Committee, in its discretion and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or an Affiliate, except that if the Committee does not otherwise specify such at or such prior to such occurrence, the Participant will be deemed to have a termination of employment or continuous service to the extent the Affiliate that employs the Participant is no longer the Company or an entity that qualifies as an Affiliate.

20.7 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

20.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees or Non-Employee Directors as it may deem desirable.

20.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Georgia, other than its laws respecting choice of law.

20.10 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

20.11 Affiliation. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Grantee’s employment or consulting contract at any time, nor confer upon any Grantee the right to continue in the employ of or as an officer of or as a consultant to the Company or any Affiliate.

20.12 Participation. No employee or officer shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

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20.13 Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

20.14 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

20.15 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

20.16 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

20.17 No Right to Continue in Service or Employment. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a director of the Company. Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment or service by the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

20.18 Miscellaneous.

(a) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

(b) Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Committee shall have the right at any time to deny or delay a Participant’s exercise of Options or the settlement of an Award if such Participant is reasonably believed by the Committee (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(c) Participants are and at all times shall remain subject to the securities trading policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell shares of Company Stock acquired pursuant to the Plan.

(d) Notwithstanding any other provision of this Plan, (i) the Company shall not be obliged to issue any shares pursuant to an Award unless at least the par value of such newly issued share has been

33

fully paid in advance in accordance with Applicable Law (which requirement may mean the holder of an Award is obliged to make such payment) and (ii) the Company shall not be obliged to issue or deliver any shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

(e) Awards shall be subject to any compensation recovery policy adopted by the Company from time to time, including, without limitation, policies adopted to comply with Applicable Law.

(f) By accepting Awards and as a condition to the exercise of Awards and the enjoyment of any benefits of the Plan, including participation therein, each Participant agrees to be bound by and subject to non-competition, confidentiality and invention ownership agreements acceptable to the Committee or any officer or director to whom the Committee elects to delegate such authority.

(g) Notwithstanding any other provision of the Plan or any Agreement to the contrary, a Participant shall forfeit any and all rights under an Award upon receipt of notice from the Company or an Affiliate that the Participant will incur a Termination of Affiliation by the Company or such Affiliate for Cause.

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PRGX GLOBAL, INC.
COMMON STOCK
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 27, 2017
The undersigned shareholder hereby appoints Ronald E. Stewart, Peter Limeri and Victor A. Allums,
or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held on
June 27, 2017, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of
Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.
THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS
GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES, “FOR”
PROPOSALS 2, 3 AND 5, AND “1 YEAR” ON PROPOSAL 4. ALL PROPOSALS ARE
DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)
1.1

ANNUAL MEETING OF SHAREHOLDERS OF
PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD
June 27, 2017
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and Proxy Statement and 2016 Annual Report on Form 10-K
are available at www.prgx.com/proxy.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Signature of Shareholder Date: Signature of Shareholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
1. Election of Directors:
O Kevin S. Costello Class III director
O William F. Kimble Class III director
O Matthew A. Drapkin Class I director
The Board of Directors recommends a vote FOR:
2. Ratification of Appointment of BDO USA, LLP as PRGX’s
independent registered public accounting firm for fiscal year
2017.
The Board of Directors recommends a vote FOR:
3. Approval, on an advisory basis, of the compensation paid to the
Company’s named executive officers.
The Board of Directors recommends a vote of every 1 YEAR:
4. Frequency of future advisory votes on the compensation
paid to the Company’s named executive officers.
The Board of Directors recommends a vote FOR:
5. Approval of the 2017 Equity Incentive Compensation Plan.
6. In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.
THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS
GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED
NOMINEES, “FOR” PROPOSALS 2, 3 AND 5, AND “1 YEAR” ON PROPOSAL 4.
PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD
FOR ALL NOMINEES
WITHHOLD AUTHORITY
FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here:
NOMINEES:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
Please detach along perforated line and mail in the ------------------ envelope provided. ----------------
20330030040300000000 2 062717
FOR AGAINST ABSTAIN
The Board of Directors recommends a vote
FOR ALL NOMINEES.
FOR AGAINST ABSTAIN
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
1 year 2 years 3 years ABSTAIN
FOR AGAINST ABSTAIN